Pursuant to Rule 424(b)(5)
Registration No. 333-213294

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 9, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 6, 2016)

                 Shares

Series D Cumulative Convertible Preferred Stock

(Liquidation Preference $25.00 per share)

We are offering                  shares of our Series D Cumulative Convertible Preferred Stock, without par value per share (“Series D Preferred Stock”). The shares of Series D Preferred Stock offered by this prospectus supplement are a further issuance of, will form a single series with, will have the same terms as, and will vote on any matters on which holders of Series D Preferred Stock are entitled to vote as a single class with, issued and outstanding shares of Series D Preferred Stock issued on September 21, 2016 and December 6, 2016 (the “Prior Offerings”). There are currently issued and outstanding 2,237,000 shares of our Series D Preferred Stock.

We pay cumulative cash dividends on the Series D Preferred Stock, from the date of original issue to, but not including, September 21, 2023, at a rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.1875 per share) (the “Initial Rate”). Dividends on the Series D Preferred Stock are payable quarterly in arrears on each January 15th, April 15th, July 15th and October 15th of each year, when, as and if authorized by our Board of Directors and declared by us. Holders of shares of Series D Preferred Stock offered hereby will be entitled to receive the full amount of all dividends payable on such shares of the Series D Preferred Stock from and including the first day of the dividend period in which such shares are originally issued. Holders of shares of Series D Preferred Stock will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend.

Generally, we are not permitted to redeem the Series D Preferred Stock prior to September 21, 2021 except in limited circumstances relating to our ability to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), our compliance with our Asset Coverage Ratio (as defined herein), or in connection with a Change of Control/Delisting (as defined herein). On and after September 21, 2021, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends on such Series D Preferred Stock to and including the redemption date. The holder of a share of Series D Preferred Stock may convert such share of Series D Preferred Stock at any time into shares of our common stock at a conversion rate of $16.96 per share.

Commencing September 21, 2023, we will pay cumulative cash dividends on the Series D Preferred Stock at an annual dividend rate of the Initial Rate increased by 2.0% of the liquidation preference per annum, which will increase by an additional 2.0% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%.

After September 21, 2023, the holders of the Series D Preferred Stock may, at their option, require us to redeem any or all of their shares of Series D Preferred Stock at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the redemption date, payable in cash or shares of our common stock, or any combination thereof, at our option.

The Series D Preferred Stock has no stated maturity and is not generally subject to mandatory redemption upon a fixed date or any sinking fund. Holders of shares of the Series D Preferred Stock will generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more consecutive quarterly periods and in certain other circumstances.

We are organized and conduct our operations in a manner that will allow us to maintain our qualification as a REIT. To assist us in qualifying as a REIT, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our capital stock. See “Description of Securities —Restrictions on Ownership and Transfer” in the accompanying prospectus.

Our Series D Preferred Stock is listed on the Nasdaq Capital Market under the symbol “WHLRD.” On January 8, 2018, the closing price of our Series D Preferred Stock as reported on the Nasdaq Capital Market was $18.36 per share.

Our common stock is listed on the Nasdaq Capital Market under the symbol “WHLR.” On January 8, 2018, the closing price of our common stock as reported on the Nasdaq Capital Market was $8.32 per share.

The Series D Preferred Stock has not been rated and is subject to the risks associated with non-rated securities. You should carefully read and consider “Risk Factors” beginning on page S-16 of this prospectus supplement, page 4 of the accompanying prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement or the accompanying prospectus for a discussion of the risks that should be considered in connection with your investment in our Series D Preferred Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional disclosure regarding the underwriting discounts and commissions payable to the underwriters by us.

We have granted the underwriters a 30-day option to purchase up to                  additional shares of Series D Preferred Stock at the public offering price, less the underwriting discounts and commissions, to cover overallotments, if any.

Delivery of the shares of our Series D Preferred Stock in book-entry form is expected to be made on or about              2018.

Joint-Book-Running Managers

Ladenburg Thalmann	BTIG

Prospectus Supplement Dated             , 2018

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in this prospectus supplement, the accompanying prospectus, and any information incorporated by reference herein. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus are delivered or securities are sold on a later date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to or updates the information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares of our Series D Preferred Stock being offered, and other information you should know before investing in these securities.

You should rely only on this prospectus supplement, the accompanying prospectus, and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We have not and the underwriters have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriters are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our Series D Preferred Stock. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

This prospectus supplement is part of a registration statement on Form S-3 (Registration No. 333-213294) that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules thereto in accordance with the rules and regulations of the SEC, and we refer you to such omitted information. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information About Wheeler Real Estate Investment Trust, Inc.” in this prospectus supplement. All capitalized terms not defined in this prospectus supplement shall have the meaning described in the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein that are not historical facts (including any statements concerning our pending acquisition of the retail shopping center located in Norfolk, Virginia known as JANAF Shopping Yard (“JANAF”), the potential impact of such acquisition on our results of operations, the funding of the acquisition, investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); Section 27A of the Securities Act of 1933, as amended (the “Securities Act”); and pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual

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events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated herein by reference are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to consummate the JANAF acquisition;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	use of proceeds of any offering;

•	our ability to integrate JANAF into our portfolio;

•	the state of the U.S. or global economy generally or in specific geographic areas;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	availability of investment opportunities in real estate-related investments;

•	changes in the values of our assets;

•	our ability to make distributions to our stockholders in the future;

•	our expected investments and investment decisions;

•	changes in interest rates and the market value of our target assets;

•	our ability to renew leases at amounts and terms comparable to existing lease arrangements;

•	our ability to consummate the acquisition of real estate investment properties and the terms upon which we are able to consummate such acquisition;

•	our ability to proceed with potential development opportunities for us and third-parties;

•	effects of hedging instruments on our target assets;

•	our expected financing terms for the acquisition of real estate investment properties;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a REIT under the Code;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

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•	the availability of qualified personnel and management team members;

•	the ability of Wheeler REIT, L.P., a Virginia limited partnership of which we are the sole general partner (the “Operating Partnership”), and each of our other partnerships and limited liability companies to be classified as partnerships or disregarded entities for U.S. federal income tax purposes;

•	our ability to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock;

•	our understanding of our competition;

•	market trends in our industry, interest rates, real estate values or the general economy;

•	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Georgia, Alabama, South Carolina, North Carolina, Oklahoma, Kentucky, Tennessee, West Virginia, New Jersey and Pennsylvania;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses or changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus supplement, the accompanying prospectus, or the information incorporated herein by reference. All forward-looking statements speak only as of their respective dates, and the risk that actual results will differ materially from the expectations expressed in this prospectus supplement, the accompanying prospectus, and the information included herein by reference will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated herein by reference, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus supplement, the accompanying prospectus, or the information incorporated herein by reference will be achieved.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that you should consider before investing in our Series D Preferred Stock. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the Series D Preferred Stock we are offering, as well as information regarding our business and detailed financial data. To fully understand this offering, you should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference and any free writing prospectus we have prepared, including the sections entitled “Risk Factors” herein and incorporated by reference herein and therein, before investing in our Series D Preferred Stock.

Unless otherwise indicated or the context requires otherwise, all references to “the company,” “we,” “us” and “our” refer to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including the Operating Partnership.

Our Company

We are a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. We target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property level cash flows.

We have an integrated team of professionals with experience across all stages of the real estate investment, development and re-development cycle. We internally handle, among other duties:

•	performing and administering our day-to-day operations;

•	determining investment criteria in conjunction with our Board of Directors;

•	sourcing, analyzing and executing asset acquisitions, sales and financings;

•	performing asset management duties;

•	performing property management duties;

•	performing leasing duties;

•	in-house and third-party development; and

•	performing financial and accounting management.

We were organized as a Maryland corporation on June 23, 2011 and elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 2012. We conduct substantially all of our business through the Operating Partnership, of which we are the sole general partner. We are structured as an UPREIT, which means we own all of our properties through our Operating Partnership and its subsidiaries. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who can defer tax obligations by contributing properties to our Operating Partnership in exchange for Operating Partnership units, which will be redeemable for cash or exchangeable for shares of our common stock at our election.

Recent Developments

JANAF Shopping Yard Acquisition

On November 3, 2016, the company, through WHLR-JANAF, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Operating Partnership, entered into a purchase and sale agreement (as amended, the “Purchase Agreement”) with JANAF Shopping Center, LLC, a Delaware limited liability company (“JSC”), JANAF Shops, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”), and JANAF Crossings, LLC, a Virginia limited liability company (“Crossings” and, collectively with JSC, Shops and JHQ, the “Sellers”). Pursuant to the Purchase Agreement, we will acquire a retail shopping center located in Norfolk, Virginia known as JANAF – an acronym for Joint Army Navy Air Force. Subsequent to its initial execution, the Purchase Agreement was amended on multiple occasions, primarily to provide the parties with additional time within which to obtain lender consents with respect to our acquisition of JANAF, and, on December 20, 2017, we received indications that all of the applicable lenders, special servicers and rating agencies will consent to us assuming the mortgage debt on the property.

JANAF is an 887,917 square foot shopping center built in 1959 with several expansions and renovations taking place since then. The 92-acre parcel is made up of 850,683 square feet of retail in multiple buildings and 37,234 square feet of office space in one building. The property is located approximately nine miles from our corporate headquarters in Virginia Beach. As of September 30, 2017, JANAF was 94% occupied and anchored by national retail tenants (Big Lots, BJ’s Wholesale Club, Northern Tool, T.J. Maxx, and Office Max). Other national retail tenants include Wawa, Panera Bread Co., the United States Postal Service, Dollar Tree and Tesla, which has six supercharging stations located in the parking field. Approximately 17 undeveloped outparcels, with an aggregate of 18.75 acres, outline the frontage of the center on Military Highway and Virginia Beach Boulevard.

JANAF benefits from an economy drawing from the cities of Norfolk and Virginia Beach, Virginia, which are the two largest cities in Virginia by population. The center is located less than one mile from the interchange of Interstate 64 and Interstate 264, less than two miles from Simon Property’s Norfolk Prime Outlets and less than eight miles from an IKEA, which is expected to open in 2019. JANAF is also located within two miles of Norfolk International Airport. Within a five-mile radius of JANAF, there are approximately 300,000 people with a median household income of $65,530.

Pursuant to the Purchase Agreement, the aggregate consideration to be paid to the Sellers for the acquisition of JANAF is approximately $85.65 million, including the assumption of approximately $58.4 million of mortgage loans secured by the property. We intend to use the net proceeds from this offering to fund a portion of the acquisition price for JANAF (including fees and costs related thereto). We believe that the JANAF acquisition represents a rare opportunity for us to buy a large property that is located in our home market.

Pursuant to the Purchase Agreement, the JANAF acquisition will be completed upon the successful completion of this offering, assumption of mortgage loans secured by JANAF and satisfaction of other customary closing conditions. There can be no assurance that any closing condition of the acquisition of JANAF will be satisfied or waived, if permitted, or that there will not be events, developments or changes that can cause the closing not to occur. Therefore, there can be no assurance with respect to whether the acquisition of JANAF will be completed on the currently contemplated terms, other terms or at all.

Rationale for the Acquisition

We believe the acquisition will create strategic portfolio-related and financial benefits for us, including the following:

•	Dominant shopping center location with strong surrounding demographics. JANAF is situated on 92 acres, and the potential acquisition is consistent with our strategy of owning the dominant shopping center in secondary and tertiary markets. JANAF’s location at the intersection of Military Highway and Virginia Beach Boulevard draws from a 50-mile radius encompassing both Virginia Beach and Norfolk, the two largest cities in Virginia by population. The local economy is strong and diversified.

•	Diversification and strengthening of tenant base. With the acquisition of JANAF, our portfolio square footage will increase by 18% to 5.8 million square feet. The addition of 850,683 square feet of retail, 37,234 square feet of office space, 17 outparcels, and approximately 150 tenants significantly diversifies our tenant base and credit exposure. Following the closing of the acquisition, no tenant will comprise more than 10% of our annualized base rents.

•	The acquisition is expected to be immediately accretive. The acquisition is expected to be materially accretive to the company’s normalized and adjusted funds from operations in 2018, providing for increased coverage of the common dividend from cash flows.

In aggregate, the top ten tenants by annualized base rent in the following table represent 42% of the total rentable square footage at JANAF:

Tenant	Principal Nature of Business	Lease Expiration	Square Footage	% of Total Rentable Square Feet	Annualized Base Rent (000’s)	% of Total Annualized Base Rent	Tenant Renewal Options
BJ’s Wholesale Club	Wholesale Club	3/23/2020	147,400	16.64%	$521	6.17%	6 x 5 yr options and 1 x 20 yr option (1)
BJ’s Fuel Center	Fuel Center	3/23/2030	3,945	0.45%	73	0.86%	4 x 5 yr options (2)

			151,345	17.09%	594	7.03%

Petco	Pet Supplies	6/30/2018	17,000	1.92%	360	4.26%	no options
Wawa	Convenience Store/Fuel Center	8/31/2037	7,240	0.82%	325	3.84%	5 x 5 yr options (3)
Big Lots Stores, Inc. (Big Lots)	Discount Merchandise	1/31/2028	42,500	4.80%	298	3.52%	3 x 5 yr options (4)
The United States Postal Service (USPS)	Government	8/31/2019	21,213	2.39%	292	3.45%	2 x 1 yr options (5)
T.J. Maxx	Discount General Merchandise	1/31/2024	37,383	4.22%	280	3.31%	3 x 5 yr options (6)
Office Max	Office Supplies	1/31/2024	23,150	2.61%	255	3.02%	1 x 5 yr options (7)
Rainbow Apparel of America (“Rainbow”)	Clothing	1/31/2018	15,889	1.79%	254	3.00%	4 x 5 yr options (Store 1) 2 x 5 yr options (Store 2) (8)
K&G Men’s Company	Clothing	12/28/2021	21,360	2.41%	224	2.65%	1 x 5 yr option (9)
Southern Island Stores, Inc.	Clothing	12/31/2020	35,086	3.96%	207	2.45%	2 x 5 yr options (10)

Total			372,166	42.01%	$3,089	36.53%

(1)	The BJ’s Wholesale Club lease provides for a 10% rental increase for renewal options one through six and a 10% rental increase every five years in the final 20-year renewal option.
(2)	The BJ’s Fuel Center lease provides for a 7% rental increase every five years in the current term and for each renewal option.
(3)	The Wawa lease provides for a 10% rental increase every five years in the current term and for each renewal option.
(4)	The Big Lots lease provides for a $0.50 per square foot rental increase every five years in the current term and for each renewal option.
(5)	The USPS lease provides for a $0.40 per square foot rental increase for each renewal option.
(6)	The T.J. Maxx lease provides for a $0.25 per square foot rental increase for the first renewal option, and a $0.50 per square foot rental increase for the last two renewal options.
(7)	The Office Max lease provides for a $0.75 per square foot rental increase for the renewal option.
(8)	The Rainbow lease is one lease for two stores. One store has four renewal options for five years each, and the lease provides for an 11% rental increase every five years commencing in 2021. The second store has two renewal options for five years each with a $1.00 per square foot rental increase in the second option.
(9)	The K&G Men’s Company lease provides for a $1.50 per square foot rental increase for the renewal option.
(10)	The Southern Island Stores lease provides for a 10% rental increase for each renewal option.

The following table sets forth the percentage leased and annualized rent per leased square foot for JANAF as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot(1)
December 31, 2012	96.2%	$9.52
December 31, 2013	93.9%	9.81
December 31, 2014	96.0%	9.58
December 31, 2015	95.2%	9.68
December 31, 2016	89.5%	9.83
October 31, 2017	93.4%	10.23

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at JANAF as of October 31, 2017, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Period	Number of Expiring Leases	Total Expiring Leased Square Footage (1)	% of Total Expiring Leased Square Footage	% of Total Leased Square Footage Expiring	Expiring Annualized Base Rent (in 000s) (2)	% of Total Annualized Base Rent	Expiring Base Rent Per Leased Square Foot
Available	—	58,984	6.66%	—	$—	—	$—
2017	4(3)	21,746	2.46%	2.63%	112	1.32%	5.15
2018	18	71,751	8.10%	8.68%	1,178	13.93%	16.42
2019	26	89,581	10.11%	10.83%	979	11.58%	10.93
2020	22	253,916	28.67%	30.71%	1,646	19.47%	6.48
2021	16	103,900	11.73%	12.57%	1,223	14.47%	11.77
2022	9	29,871	3.37%	3.61%	556	6.58%	18.61
2023	6	31,219	3.52%	3.78%	474	5.61%	15.18
2024	4	74,036	8.36%	8.95%	710	8.40%	9.59
2025	2	44,149	4.98%	5.34%	266	3.15%	6.03
2026	3	25,963	2.93%	3.14%	268	3.17%	10.32
2027 and thereafter	13	80,663	9.11%	9.76%	1,042	12.32%	12.92

Total/Weighted Average	123	885,779	100.00%	100.00%	$8,454	100.00%	$10.23

(1)	Total expiring leased square footage does not include 2,138 square feet which is currently owner occupied and used as the on-site management office.
(2)	Expiring annualized base rent is calculated by multiplying (i) base rental payments for the month ended October 31, 2017 for the leases expiring during the applicable period, by (ii) 12.
(3)	All four leases that expired in 2017 are currently under month-to-month terms.

The following table sets forth the top ten tenants of JANAF as a percentage of annualized base rent as of October 31, 2017:

Tenants	Annualized Base Rent ($ in 000s)(1)	% of Total Annualized Base Rent	Total Leased Square Feet	% of Total Rentable Square Feet	Base Rent Per Leased Square Foot
BJ’s Wholesale Club and Fuel Center	$594	7.03%	151,345	17.09%	$3.92
Petco	360	4.26%	17,000	1.92%	21.18
Wawa	325	3.84%	7,240	0.82%	44.89
Big Lots	298	3.52%	42,500	4.80%	7.01
United States Postal Service	292	3.45%	21,213	2.39%	13.77
T.J. Maxx	280	3.31%	37,383	4.22%	7.49
Office Max	255	3.02%	23,150	2.61%	11.02
Rainbow	254	3.00%	15,889	1.79%	15.99
K & G Men’s Company	224	2.65%	21,360	2.41%	10.49
Southern Island Stores, Inc.	207	2.45%	35,086	3.96%	5.90

Total/Weighted Average	$3,089	36.53%	372,166	42.01%	$8.30

(1)	Annualized base rent is calculated by multiplying (i) base rental payments for the month ended October 31, 2017, by (ii) 12.

Approximately 35 acres of JANAF are subject to five ground leases that expire in 2019, with one remaining fifty-year renewal option. The ground leases require JANAF to make fixed annual payments along with percentage rent and include escalation clauses and renewal options. Quarterly fixed payments on the ground leases total $36,250 with percentage rent due annually. Percentage rent is calculated by 10% of the rents collected by the tenant, less the fixed annual rental payments, and less a $1.50 per square foot maintenance allowance. The average percentage rent paid in 2016 and 2015 was approximately $110,000 per year. The ground lessor, The American Heart Association, has the option to sell its fee interest to any interested party in 2023.

Property taxes paid on JANAF for the fiscal year ended December 31, 2016 were $799,225. JANAF was subject to a tax rate of 1.15% of its assessed value.

In connection with the acquisition of JANAF, we are assuming two existing mortgage loans for the property. The primary loan with KeyBank has a $53.3 million balance, bears interest at a fixed rate of 4.49% and matures in July 2023. The loan is pre-payable without a fee or penalty 90 days prior to its maturity date. We are also assuming a mortgage loan secured by the parcel containing BJ’s Wholesale Club and Fuel Center. This loan has a $5.1 million balance, bears interest at a fixed rate of 4.95% and matures in January 2026. The loan is pre-payable six months prior to its maturity without a fee or penalty. The loans are CMBS loans, and the applicable lenders, special servicers and rating agencies have consented to us assuming the loans.

Following the acquisition of JANAF, we expect to place a $6.5 million loan on a parcel known as Bravo. A commitment letter was executed on November 3, 2017 with Virginia Commonwealth Bank for the $6.5 million loan. We expect to close on this loan after we acquire JANAF. The proposed terms are a three-year term with a 25-year amortization schedule with interest only payments for the first 12 months. The loan will bear an initial fixed interest rate of 4.65% and is subject to customary closing conditions. The Bravo parcel is approximately 4.36 acres with tenant Northern Tool that occupies 20,695 square feet. 2.36 acres of the parcel are subject to a ground lease. The ground lease expires in 2019 and has one remaining fifty-year renewal option. The ground lessor has the option to sell its interest in 2023. The minimum annual ground lease rent for the 2.36 acres is $2,800 and approximately $18,000 of percentage rent is paid annually. The Northern Tool lease expires on October 21, 2021, and there are three remaining five-year renewal options. Annualized base rent under the Northern Tool lease is $206,949.

We will act as property manager of JANAF and expect to retain the onsite property management employees. In the opinion of our management, JANAF is adequately covered by insurance.

KeyBank Credit Agreement Amendment

On December 21, 2017, the Operating Partnership entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with KeyBank National Association (“KeyBank”). The Amended and Restated Credit Agreement amends and restates the credit agreement, dated as of May 29, 2015, between the Operating Partnership and KeyBank. The Amended and Restated Credit Agreement provides for an increase in borrowing capacity from $50 million to $52.5 million and also increases the accordion feature by $50 million to $150 million. Additionally, the Amended and Restated Credit Agreement provides for an extension of the requirement to reduce the outstanding borrowings under the facility from approximately $68.0 million to $52.5 million by July 1, 2018. The revolving facility will mature on December 21, 2019, but may be extended at the company’s option for an additional one-year period, subject to certain customary conditions. The interest rate remains the same at LIBOR plus 250 basis points based on the company’s Consolidated Leverage Ratio (as defined in the Amended and Restated Credit Agreement). Certain subsidiaries of the company serve as guarantors under the Amended and Restated Credit Agreement.

Resignation of our CFO, Wilkes Graham

On January 4, 2018, Wilkes Graham tendered his resignation as the Chief Financial Officer (“CFO”) of the company. Such resignation is to be effective on or before March 4, 2018. Mr. Graham will assist in the transition of the CFO role until his departure from the company. Mr. Graham’s departure is to accept a position with a privately-held real estate development company located in Atlanta, GA and is not due to a dispute or disagreement with the company or related to our financial condition, operating results, financial disclosure, accounting practices or strategic direction.

The company is in the process of engaging a professional search firm to assist in the hiring of a permanent CFO. In the event that we have not hired a permanent CFO prior to the effectiveness of Mr. Graham’s resignation, Matthew Reddy will serve as our Interim CFO while we complete the search process. In such an event, Mr. Reddy’s appointment as Interim CFO would be effective immediately following Mr. Graham’s departure from the company. As of that date, Mr. Reddy would assume the duties of our principal financial officer and principal accounting officer until such time as his successor is appointed, or until his earlier resignation or removal. There is no family relationship between Mr. Reddy and any director, executive officer, or person nominated or chosen by us to become a director or executive officer of the company.

Mr. Reddy, age 35, has served as the company’s Chief Accounting Officer since June 2015. Prior to joining the Company, Mr. Reddy worked at Liberty Tax, Inc. (“Liberty”), serving as Assistant Vice President of Online Products from 2014 to 2015, where his responsibilities included coordination and leadership of Liberty’s online tax business. While employed at Liberty, Mr. Reddy was also employed as Director of Finance from 2011 to 2014, and Manager of Financial Reporting from 2008 to 2011. His primary responsibilities in these positions included overseeing corporate forecasting, assisting in the planning and analysis of business and financial strategies, and managing Liberty’s accounting team. Prior to joining Liberty, Mr. Reddy worked at KPMG LLP as a Senior Auditor. Mr. Reddy is a Certified Public Accountant and holds a degree in accounting from James Madison University.

Common Stock Dividend

On December 14, 2017, our Board of Directors authorized a $0.34 per share quarterly cash dividend for stockholders of record of our common stock on December 28, 2017, to be paid on or about January 15, 2018.

Series D Preferred Stock Dividend

The next quarterly dividend payment for the Series D Preferred Stock will be made on January 15, 2018 and will be for the full dividend period from October 1, 2017 to December 31, 2017. This dividend will be payable to holders of record of the Series D Preferred Stock as of December 30, 2017. Accordingly, investors in this offering will not be entitled to receive this dividend.

Planet Fitness Lease

On December 19, 2017, we entered into a lease with nationally recognized fitness center operator Planet Fitness to backfill 24,050 square feet of the 37,900 square foot vacancy created by BI-LO’s store closing at our Bluffton, South Carolina asset, the Shoppes at Myrtle Park. The 24,050 square feet leased by Planet Fitness represents 43% of the gross leasable square feet of Shoppes at Myrtle Park. Annual base rent under the Planet Fitness lease is $170,755 with the exception of the first rental year, which has increasing monthly rental rates with an aggregate annual base rent of $113,836.76. The Planet Fitness lease expires ten years and six months following the commencement date, which is predicated on obtaining building permits during a “permitting period” and our actual delivery date following the permitting period. Planet Fitness has two ten-year renewal options.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete description of the terms of the Series D Preferred Stock, see “Description of Series D Preferred Stock.”

Issuer	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation

Series D Preferred Stock Offered	shares of Series D Preferred Stock (plus up to an additional shares of Series D Preferred Stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares). The shares of Series D Preferred Stock offered by this prospectus supplement are a further issuance of, will form a single series with, will have the same terms as, and will vote on any matters on which holders of Series D Preferred Stock are entitled to vote as a single class with, outstanding shares of our Series D Preferred Stock issued in the Prior Offerings. There are currently outstanding 2,237,000 shares of Series D Preferred Stock. We reserve the right to reopen this series and to issue additional shares of Series D Preferred Stock either through public or private sales at any time and from time to time.

Ranking	The Series D Preferred Stock ranks, with respect to priority of dividend payments and rights upon liquidation, dissolution or winding up:

•	senior to our common stock, and to any other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series D Preferred Stock;

•	on parity with the Series A Preferred Stock, Series B Preferred Stock and any class or series of our capital stock, the terms of which expressly provide that it will rank on parity with the Series D Preferred Stock; and

•	junior to any other class or series of our capital stock, the terms of which expressly provide that it will rank senior to the Series D Preferred Stock, and subject to payment of or provision for our debts and other liabilities.

Dividends

Holders of shares of the Series D Preferred Stock will be entitled to receive cumulative cash dividends on the Series D Preferred Stock when, as and if authorized by our Board of Directors and declared by us from and including the first day of the dividend period in which such shares are originally issued. Holders of shares of Series D Preferred Stock will not be entitled to receive dividends paid on any dividend payment date if such shares were not issued and outstanding on the record date for such dividend. Dividends on the Series D Preferred Stock are payable quarterly in arrears on each of January 15th, April 15th, July 15th and October 15th of each year. From the date of original issue to, but not including, September 21, 2023, we will pay dividends at the rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.1875 per share) (the “Initial Rate”). The next quarterly dividend payment for the Series D Preferred Stock that you will be entitled to receive will be made on April 15, 2018 and will be for the full dividend period from January 1, 2018 to March 31, 2018. Shares of Series D Preferred Stock sold in this offering will be entitled to the full quarterly dividend in the current dividend period. Commencing September 21, 2023, we will pay cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2.0% of the liquidation preference per annum, which will increase by an additional 2.0% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%.

Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series D Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid. Dividends on the Series D Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued dividends on the Series D Preferred Stock will not bear interest. If we fail to pay any dividend within three (3) business days after the payment date for such dividend, the then-current dividend rate will increase following the payment date by an additional 2.0% of the $25.00 stated liquidation preference per share, or $0.50 per annum, until we pay the dividend, subject to our ability to cure the failure, as described in “Description of Series D Preferred Stock — Adjustment to Dividend Rate —Default Period.”

Liquidation Preference	If we liquidate, dissolve or wind up, holders of shares of the Series D Preferred Stock will have the right to receive $25.00 per share of the Series D Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to and including the date of payment, before any distribution or payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series D Preferred Stock as to rights upon our liquidation, dissolution or winding up.

The rights of holders of shares of the Series D Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our capital stock ranking on parity with the Series D Preferred Stock, including our Series A Preferred Stock and Series B Preferred Stock, as to rights upon our liquidation, dissolution or winding up, junior to the rights of any class or series of our capital stock expressly designated as having liquidation preferences ranking senior to the Series D Preferred Stock, and subject to payment of or provision for our debts and other liabilities.

Voluntary Conversion	The holder of a share of Series D Preferred Stock may convert such share of Series D Preferred Stock at any time into shares of our common stock at a conversion rate of $16.96 per share. Such conversion shall occur on the date following the record date for our next dividend payment.

Redemption at Option of Holders	After September 21, 2023, the holders of the Series D Preferred Stock may, at their option, require us to redeem any or all of their shares of Series D Preferred Stock at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the redemption date, payable in cash or in shares of our common stock, or any combination thereof at our option; provided, a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to our optional redemption as described in this prospectus supplement under “Description of Series D Preferred Stock —Optional Redemption by the Company,” “— Special Optional Redemption,” and “— Mandatory Redemption for Asset Coverage” to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the holder’s notice to redeem.

Such redemptions of Series D Preferred Stock shall be payable either in cash, or in shares of our common stock, or any combination thereof, at our option. If we elect to redeem some or all of the Series D Preferred Stock held by such redeeming holder in shares of our common stock, the number of shares of our common stock per share of Series D Preferred Stock to be issued will be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus an amount equal to all accrued and unpaid dividends to and including the redemption date (unless the redemption date is after a record date for a Series D Preferred Stock dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein). Upon the redemption of Series D Preferred Stock for shares of our common stock, we will not issue fractional shares of our common stock but will instead pay the cash value of such fractional shares.

Mandatory Redemption for Asset Coverage

If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (i) our total assets plus accumulated depreciation minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) (exclusive of the book value of any Redeemable and Term Preferred Stock (defined below)) over (ii) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of outstanding shares of our Series D Preferred Stock and any outstanding shares of term preferred stock or preferred stock providing for a fixed mandatory redemption date or maturity date (collectively referred to as “Redeemable and Term Preferred Stock”) on the last business day of any calendar quarter (“Asset Coverage Ratio”), and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the “Asset Coverage Cure Date,” then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having a coverage ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series D Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date.

If shares of Series D Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.

Optional Redemption by the Company	Generally, we may not redeem the Series D Preferred Stock prior to September 21, 2021, except in limited circumstances relating to maintaining our qualification as a REIT, as described under “Description of Series D Preferred Stock —Optional Redemption by the Company,” complying with our Asset Coverage Ratio, as described under “— Mandatory Redemption for Asset Coverage,” and the special optional redemption provision described below under “— Special Optional Redemption.” On and after September 21, 2021, we may, at our option, redeem the Series D Preferred Stock in whole or in part, at any time or from time to time, solely for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared), if any, to and including the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption	Upon the occurrence of a Change of Control/Delisting (as defined below), we may, at our option, redeem the Series D Preferred Stock in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, solely in cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date.

A “Change of Control/Delisting” is when, after the original issuance of the Series D Preferred Stock, any of the following has occurred and is continuing:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than our company, its subsidiaries, and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all outstanding shares of our common equity that are entitled to vote generally in the election of directors, with the exception of the formation of a holding company;

•	consummation of any share exchange, consolidation or merger of our company or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property, other than any such transaction where the shares of our common stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock or other ownership interests of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

•	any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of our company and its subsidiaries, taken as a whole, to any person other than one of the company’s subsidiaries;

•	our stockholders approve any plan or proposal for the liquidation or dissolution of our company;

•	our common stock ceases to be listed or quoted on a national securities exchange in the United States; or

•	Continuing Directors (as defined below) cease to constitute at least a majority of our Board of Directors.

“Continuing Director” means a director who either was a member of our Board of Directors on September 21, 2016 or who becomes a member of our Board of Directors subsequent to that date and whose appointment, election or nomination for election by our stockholders was duly approved by a majority of the continuing directors on our Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by our company on behalf of our Board of Directors in which such individual is named as nominee for director.

Redemption at Option of Holders Upon Change of Control/Delisting

If a Change of Control/Delisting occurs at any time the Series D Preferred Stock is outstanding, then each holder of shares of Series D Preferred Stock shall have the right, at such holder’s option, to require us to redeem for cash any or all of such holder’s shares of Series D Preferred Stock, on a date specified by us that can be no earlier than

30 days and no later than 60 days following the date of delivery of the Change of Control/Delisting Company Notice (as defined below) (the “Change of Control/Delisting Redemption Date”), at a redemption price equal to 100% of the liquidation preference of $25.00 per share plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including the Change of Control/ Delisting Redemption Date; provided, a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to our optional redemption as described below under “Description of Series D Preferred Stock — Optional Redemption by the Company,” our special optional redemption as described under “— Special Optional Redemption,” or our requirement to redeem as described under “— Mandatory Redemption for Asset Coverage,” to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the Change of Control/Delisting Company Notice.

No Maturity, Sinking Fund or Mandatory Redemption	The Series D Preferred Stock has no stated maturity date, is not subject to any sinking fund, and except in limited circumstances relating to maintaining our qualification as a REIT, as described under “Description of Series D Preferred Stock — Optional Redemption by the Company,” complying with our Asset Coverage Ratio, as described under “— Mandatory Redemption for Asset Coverage,” and the special optional redemption provision described below and under “— Special Optional Redemption,” is not subject to mandatory redemption. We are not required to set aside funds to redeem the Series D Preferred Stock. Accordingly, the Series D Preferred Stock may remain outstanding indefinitely unless and until we decide to redeem the shares at our option or holders elect to cause us to redeem their shares under permitted circumstances described in this prospectus supplement and the accompanying prospectus.

Limited Voting Rights

Holders of shares of the Series D Preferred Stock generally have no voting rights. However, if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods, the number of directors on our Board of Directors will automatically be increased by two, and holders of shares of the Series D Preferred Stock and the holders of all other classes or series of preferred stock ranking on parity with the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up (collectively, the “Parity Preferred Stock”) and upon which like voting rights have been conferred and are exercisable (voting together as a single class) will be entitled to vote, at a special meeting called upon the written request of the holders of at least 20% of such stock or at our next annual meeting and at each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our Board of Directors (the “Series D Preferred Directors”) until all unpaid dividends with respect to the Series D Preferred Stock and the Parity Preferred Stock, if any, have been paid or declared and a sum sufficient for the payment thereof is set apart for payment. The Series D Preferred Directors will be elected by a plurality of the votes cast in the election. The Board of Directors will not be permitted to fill the vacancies on the Board of Directors as a result of the failure of the holders of 20% of the Series D Preferred Stock and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors.

In addition, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series D Preferred Stock and the Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class) is required for us to authorize, create or issue any class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, senior to the Series D Preferred Stock or to amend any provision of our charter so as to materially and adversely affect the terms of the Series D Preferred Stock. Nothing in the preceding sentence shall restrict our ability to authorize shares of other classes or series of preferred stock with the same ranking as to dividend parity and rights upon liquidation as the Series D Preferred Stock or to require such shares of other classes or series of preferred stock to vote together with the Series D Preferred Stock as a single class, except as otherwise specifically provided herein or in our charter. If such amendment to our charter does not equally affect the terms of the Series D Preferred Stock and of any Parity Preferred Stock, the affirmative vote or consent of the holders of at least two-thirds of Series D Preferred Stock issued and outstanding at the time, voting separately as a class, is required. Holders of shares of Series D Preferred Stock also will have the exclusive right to vote on any amendment to our charter on which holders of the Series D Preferred Stock are otherwise entitled to vote and that would alter only the contract rights, as expressly set forth in our charter, of the Series D Preferred Stock, with any such amendment requiring the affirmative vote or consent of holders of two-thirds of the Series D Preferred Stock issued and outstanding at the time.

Listing	The Series D Preferred Stock is listed on the Nasdaq Capital Market under the symbol “WHLRD.”

Restrictions on Ownership and Transfer	To assist us in maintaining our qualification as a REIT for federal income tax purposes, among other purposes, we impose restrictions on the ownership and transfer of our capital stock. Our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, either (i) more than 9.8% in value of our outstanding shares of capital stock, or (ii) more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock.

Use of Proceeds	We estimate that the net proceeds from the sale of the Series D Preferred Stock in this offering will be approximately $ million

(or approximately $         million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions of approximately $         (or approximately $         if the underwriters’ option to purchase additional shares is exercised in full) and estimated offering expenses of approximately $         payable by us. We intend to use the net proceeds from this offering to fund a portion of the acquisition price for JANAF (including fees and costs related thereto), as described above under “Prospectus Supplement Summary — Recent Developments.” If the JANAF acquisition does not occur, we intend to use the net proceeds from this offering for other future acquisitions.

See “Use of Proceeds.”

Transfer Agent and Registrar	The transfer agent and registrar for the Series D Preferred Stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021.

Settlement Date	Delivery of the shares of Series D Preferred Stock will be made against payment therefor on or about , 2018.

Risk Factors	Investing in the Series D Preferred Stock involves various risks. You should read carefully and consider the matters discussed under the caption entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus, and under similar headings in the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus before making a decision to invest in the Series D Preferred Stock.

RISK FACTORS

Investing in our Series D Preferred Stock involves significant risks. Before purchasing shares of the Series D Preferred Stock offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any of our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, which are incorporated, or deemed to be incorporated, by reference into this prospectus supplement and the accompanying prospectus, and in the other documents and information incorporated by reference into this prospectus supplement and the accompanying prospectus, and (ii) contained in this prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information About Wheeler Real Estate Investment Trust, Inc.” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in the documents and information incorporated by reference into this prospectus supplement and the accompanying prospectus are those that we currently believe may materially affect the company. Additional risks not presently known or that are currently deemed immaterial also could materially and adversely affect our financial condition, results of operations, business and prospects. Some statements in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the JANAF Acquisition

We may fail to consummate the JANAF acquisition or may not consummate the JANAF acquisition on the terms described herein.

We expect to consummate the JANAF acquisition upon completion of this offering, assuming that all of the conditions to closing are satisfied or waived, and intend to apply the net proceeds from this offering to fund a portion of the purchase price and related costs of the acquisition. The consummation of the JANAF acquisition, however, is subject to certain closing conditions, including conditions which are beyond our control, and there can be no assurance that such conditions will be satisfied on the anticipated schedule or at all. In addition, under circumstances specified in the Purchase Agreement, we or the Sellers may terminate the Purchase Agreement. As a result, there can be no assurance that the JANAF acquisition will be consummated in accordance with the anticipated timing or at all.

This offering is not conditioned on the consummation of the JANAF acquisition. Therefore, upon the closing of this offering, you will become a holder of our Series D Preferred Stock irrespective of whether the JANAF acquisition is consummated, delayed, restructured or terminated. If the JANAF acquisition is delayed or not completed, our Series D Preferred Stock that you have purchased in this offering will not reflect any interest in JANAF until the JANAF acquisition occurs. If the JANAF acquisition is restructured, it is uncertain as to whether this interest will be adversely affected. If this offering is consummated and the JANAF acquisition does not occur, the value of your Series D Preferred Stock may be significantly reduced due to our inability to timely invest the net proceeds from this offering in real estate investments, and the price of our Series D Preferred Stock may decline. In addition, if the JANAF acquisition does not occur, we will not recover our costs and expenses incurred in connection with the transaction, and we will have broad discretion with respect to the use of the net proceeds of this offering and cannot assure you that such net proceeds will be used for other acquisitions of the same type or on terms and in locations and with financial characteristics similar to JANAF.

If we are unable to raise sufficient proceeds through this offering, we would need to utilize debt financings, other capital raising alternatives, property sales and/or joint ventures in order to close the JANAF acquisition, the sufficiency of which cannot be assured, or to seek alternative sources of financing to close the JANAF acquisition, and we cannot assure you that such alternative sources of financing will be available on favorable terms or at all.

If we are unable to raise sufficient proceeds from this offering, we would need to utilize debt financing, other capital raising alternatives, property sales and/or joint ventures, or seek alternative sources of financing, in order to close the JANAF acquisition, the sufficiency of which cannot be assured. There can also be no assurance that such alternative sources of financing will be available on favorable terms or at all. Our obligations under the Purchase Agreement are not conditioned upon the consummation of any or all of the financing transactions that we need to undertake in order to secure the financing to close the JANAF acquisition.

We will incur substantial expenses and payments even if the JANAF acquisition is not completed.

We have incurred substantial legal, accounting, tax and other costs, and our management has devoted considerable time and effort in connection with the JANAF acquisition. If the JANAF acquisition is not completed, we will bear certain fees and expenses associated with the JANAF acquisition without realizing the benefits of the JANAF acquisition. The fees and expenses may be significant and could have an adverse impact on our operating results.

The intended benefits of the JANAF acquisition may not be realized, which could have a negative impact on the market price of our securities, including our Series D Preferred Stock, after the JANAF acquisition.

The JANAF acquisition poses risks for our ongoing operations, including that:

•	our senior management’s attention may be diverted from the management of daily operations to the integration of JANAF;

•	we may bear costs and expenses associated with any undisclosed or potential liabilities;

•	JANAF may not perform as well as we anticipate; and

•	unforeseen difficulties may arise in integrating JANAF into our portfolio, maintaining consistent standards, controls, policies and procedures, or realizing the anticipated benefits of JANAF within the anticipated timeframe or at all.

As a result of the foregoing, we cannot assure you that JANAF will be accretive to us in the near term or at all. Furthermore, if we fail to realize the intended benefits of JANAF, the market price of our securities, including our Series D Preferred Stock, could decline to the extent that the market price reflects those benefits.

Our business and the market price of our securities, including our Series D Preferred Stock, may be adversely affected if the JANAF acquisition is not completed.

The JANAF acquisition is subject to loan assumptions and customary closing conditions. If the JANAF acquisition is not completed, we could be subject to a number of risks that may adversely affect our business and the market price of our securities, including our Series D Preferred Stock, including:

•	our management’s attention may be diverted from our day-to-day business and our employees and our relationships with tenants may be disrupted as a result of efforts relating to attempting to consummate the JANAF acquisition;

•	the market price of our securities, including our Series D Preferred Stock, may decline to the extent that the current market price reflects a market assumption that the JANAF acquisition will be completed;

•	we must pay certain costs related to the JANAF acquisition, such as legal and accounting fees and expenses, regardless of whether the JANAF acquisition is consummated; and

•	we would not realize the benefits we expect to realize from consummating the JANAF acquisition pursuant to the timing we expected, or at all.

Our historical and pro forma condensed consolidated financial information may not be representative of our results as a combined company.

The pro forma condensed consolidated financial information included in this prospectus supplement are constructed from the separate financial statements of us and JANAF and may not represent the financial information that would result from operations of the combined portfolio of our assets. In addition, the pro forma condensed consolidated financial information in this prospectus supplement is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma condensed consolidated financial information included herein may not reflect what our results of operations and financial condition would have been had our business included JANAF during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating JANAF makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by companies that have completed significant acquisitions.

The JANAF acquisition will significantly increase the size of our real estate portfolio and related personnel and operating and financial needs, and we may not be successful in integrating JANAF into our business.

The JANAF acquisition involves a variety of risks, including potential difficulties in integrating its tenants, diversions of our management resources, differing levels of management and internal control effectiveness at the acquired property and other unanticipated problems and liabilities. Any of these risks could adversely affect our financial results and reduce or delay our ability to obtain the expected benefits of the JANAF acquisition.

In addition, the increased need for financial resources that will result from the JANAF acquisition, as well as the diversion of our management resources, may affect our existing development, redevelopment and acquisition portfolios and redevelopment pipeline. As a result, there may be unexpected delays in the timing of our activities relating to our existing real estate portfolios and pipeline, and we may encounter unexpected costs or we may not succeed in obtaining the expected benefits of our currently expected real estate development and acquisition activities. These issues could also increase our capital requirements, which may require us to issue potentially dilutive equity securities and incur additional debt.

Risks Related to the Series D Preferred Stock and our Business

If a major tenant declares bankruptcy or experiences a downturn in its business, we may be unable to collect balances due under relevant leases.

We may experience concentration in one or more tenants across several of the properties in our portfolio. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties. In addition, we may not be able to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Any of our tenants, or any guarantor of one of our tenant’s lease obligations, could become subject to a bankruptcy proceeding pursuant to Title 11 of the United States Code (the “Bankruptcy Code”). If a tenant becomes a debtor under the Bankruptcy Code, federal law prohibits us from evicting such tenant based solely upon the commencement of such bankruptcy. Further, such a bankruptcy filing could prevent us from attempting to collect pre-bankruptcy debts from the bankrupt tenant or its properties or taking other debt enforcement actions, unless we receive an enabling order from the bankruptcy court. Generally, post-bankruptcy debts are required by statute to be paid currently, which would include payments on our leases that come due after the date of the bankruptcy filing. Such a bankruptcy filing also could cause a decrease, delay or cessation of current rental payments, reducing our operating cash flows and the amount of cash available for distributions to stockholders. Prior to emerging from bankruptcy, the tenant will need to decide whether to assume or reject its leases. Generally, and unless otherwise agreed to by the tenant and the lessor, if a tenant assumes a lease, all pre-bankruptcy balances and unpaid post-bankruptcy amounts owed under the lease must be paid in full. If a given lease or guaranty is not assumed, our operating cash flows and the amount of cash available for distribution to stockholders may be adversely affected. If a lease is rejected by a tenant in bankruptcy, we are entitled to general unsecured claims for damages. If a lease is rejected, we may not receive any further rent payments from the tenant, and the amount of our general unsecured claim for future rent would be capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent and damages already due but unpaid. We would only receive recovery on our general unsecured claim in the event that funds or other consideration were available for distribution to general unsecured creditors, and then only in the same percentage as that realized on other general unsecured claims. We may also be unable to re-lease a terminated or rejected property or to re-lease it on comparable or more favorable terms.

As of September 30, 2017, Bi-Lo, LLC (“BI-LO”), a subsidiary of Southeastern Grocers, LLC (“Southeastern Grocers”), leased fourteen BI-LO grocery store locations from us with an aggregate of 516,173 leased square feet for an aggregate annualized base rent of approximately $4.8 million, which together represents 10.53% of our gross leasable area and 11.16% of our total annualized base rent. One of these locations, representing 47,260 square feet and approximately $454,000 in annualized based rent, is currently closed. However, we expect that BI-LO will continue to pay the rent for this location through the remainder of the lease term, which expires in March 2018. In addition, BI-LO closed a second store in our portfolio in 2017, representing 37,900 square feet and approximately $569,000 in annualized base rent. On December 19, 2017, we entered into a lease with nationally recognized fitness center operator Planet Fitness to backfill 24,050 square feet of the 37,900 square foot vacancy created by this store closure, as described above under “Prospectus Supplement Summary – Recent Developments – Planet Fitness Lease.” In addition, subsidiaries of Southeastern Grocers lease three Winn Dixie locations and two Harvey’s locations from us with an aggregate of 208,175 leased square feet for an aggregate annualized base rent of approximately $1.4 million, which together represents 4.24% of our gross leasable area and 3.29% of our total annualized base rent. Recent media reports have indicated that Southeastern Grocers may be in financial distress and considering filing for bankruptcy protection. If Southeastern Grocers or any of its subsidiaries fail to comply with their contractual obligations to us, seek concessions in order to continue operations or file for bankruptcy protection, our efforts to collect rental payments could be delayed and, ultimately, precluded. Any decrease or cessation of rental payments would result in a reduction in our cash flow and the amount of cash available to distribute to our stockholders. In the event of a bankruptcy filing by Southeastern Grocers or any of its subsidiaries, there can be no assurance that Southeastern Grocers, any of its subsidiaries or the bankruptcy trustee would assume our leases. If any lease is not assumed or we cannot lease the space to another tenant, our cash flow and the amounts available for distributions to our stockholders may be adversely affected.

Failure to reduce our revolving line of credit with KeyBank may cause a default under its terms.

As of September 30, 2017, we had approximately $68.03 million of indebtedness outstanding on our $75 million KeyBank Line of Credit, which we are required to pay down to $52.50 million prior to July 1, 2018. If we are unable to refinance properties off the line of credit in order to return the total commitment to $52.5 million, we may use funds from our operations to pay down the indebtedness on the line of credit. A pay down from funds from our operations may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. This could have significant adverse consequences, including the following: our cash flow may be insufficient to make required principal and interest payments on our indebtedness; we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs; we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness; and we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject. If any one of these events were to occur, our financial condition, results of operations, cash flows and the trading price of our securities could be adversely affected. In addition, we may not have sufficient funds from operations to pay down the line of credit, which may cause a default under its terms, resulting in a foreclosure of properties that secure the line of credit. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Our success depends upon our retaining and recruiting key personnel.

Our future performance is substantially dependent upon the continued services of our senior management team. On January 4, 2018, Wilkes Graham tendered his resignation as our Chief Financial Officer. Such resignation is to be effective on or before March 4, 2018. The loss of the services of Mr. Graham could have a material adverse effect on our business unless an adequate replacement is found. Our future performance depends on our ability to attract and retain skilled employees, including a new Chief Financial Officer. We cannot assure you that we will be able to retain our existing personnel or attract additional qualified employees in the future.

Our business and the market price of our common stock could be negatively affected as a result of the actions of activist stockholders.

Joseph Stilwell and Westport Capital Partners LLC have each filed a Schedule 13D announcing that they each plan to nominate two director candidates for election to our board of directors at our 2018 annual meeting of stockholders. Our business, operating results or financial condition could be harmed by these potential proxy contests because, among other things:

•	Responding to proxy contests is costly and time-consuming, is a significant distraction for our board of directors, management and employees, and diverts the attention of our board of directors and senior management from the pursuit of our business strategy, which could adversely affect our results of operations and financial condition;

•	Perceived uncertainties as to our future direction, our ability to execute on our strategy, or changes to the composition of our board of directors or senior management team, including our chief executive officer, may lead to the perception of a change in the direction of our business, instability or lack of continuity which may be exploited by our competitors, and may result in the loss of potential business opportunities and make it more difficult to attract and retain qualified personnel and business partners;

•	The expenses for legal and advisory fees and administrative and associated costs incurred in connection with responding to proxy contests and any related litigation may be substantial; and

•	We may choose to initiate, or may become subject to, litigation as a result of the proxy contests or matters arising from the proxy contests, which would serve as a further distraction to our board of directors, management and employees and would require us to incur significant additional costs.

In addition, the market price of our securities could be subject to significant fluctuations or otherwise be adversely affected by the uncertainties described above or the outcome of the proxy contests.

Your interests could be diluted by the incurrence of additional debt, the issuance of additional shares of preferred stock, including additional shares of Series D Preferred Stock, and by other transactions.

As of September 30, 2017, our total long-term indebtedness was approximately $312.8 million, and we may incur significant additional debt in the future. The Series D Preferred Stock is subordinate to all of our existing and future debt and liabilities and those of our subsidiaries. Our future debt may include restrictions on our ability to pay dividends to preferred stockholders in the event of a default under the debt facilities or under other circumstances. In addition, the issuance of additional preferred stock on parity with or senior to the Series D Preferred Stock would dilute the interests of the holders of shares of Series D Preferred Stock, and any issuance of preferred stock senior to the Series D Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series D Preferred Stock. We may issue preferred stock on parity with the Series D Preferred Stock without the consent of the holders of the Series D Preferred Stock. Other than the Asset Coverage Ratio and the right of holders to cause us to redeem the Series D Preferred Stock upon a Change of Control/Delisting, none of the provisions relating to the Series D Preferred Stock relate to or limit our indebtedness or afford the holders of shares of Series D Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of shares of Series D Preferred Stock.

The price of our Series D Preferred Stock has and may continue to fluctuate, which may make it difficult for you to sell our Series D Preferred Stock when you want or at prices you find attractive.

The price of our Series D Preferred Stock on the Nasdaq Capital Market constantly changes and has been subject to significant price fluctuations. We expect that the market price of our Series D Preferred Stock will continue to fluctuate significantly. Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors may include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry, although no assurance can be given that any research reports about us will be published;

•	future sales of substantial amounts of Series D Preferred Stock by our existing or future stockholders;

•	increases in market interest rates, which may lead purchasers of our stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

In addition, the stock market in general may experience extreme volatility that may be unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our Series D Preferred Stock.

If securities analysts do not publish research or reports about our business or if they downgrade our Series D Preferred Stock or the retail-related real estate sector, the price of our Series D Preferred Stock could decline.

The trading market for our Series D Preferred Stock will rely in part upon the research and reports that industry or financial analysts publish about us or our business. We have no control over these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, the price of our Series D Preferred Stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our Series D Preferred Stock to decline.

DESCRIPTION OF SERIES D PREFERRED STOCK

Our Board of Directors has created the Series D Preferred Stock out of the authorized and unissued shares of our preferred stock. The shares of Series D Preferred Stock offered by this prospectus supplement are a further issuance of, will form a single series with, will have the same terms as, and will vote on any matters on which holders of Series D Preferred Stock are entitled to vote as a single class with, outstanding shares of our Series D Preferred Stock issued in the Prior Offerings. There are currently outstanding 2,237,000 shares of Series D Preferred Stock. The following is a brief description of the terms of our Series D Preferred Stock. The description of our Series D Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary classifying shares of our preferred stock as shares of Series D Preferred Stock which have been filed with the SEC and are incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part.

Rank. The Series D Preferred Stock ranks, with respect to priority of dividend payments and rights upon liquidation, dissolution or winding up:

•	senior to our common stock, and to any other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks senior to, or on parity with, the Series D Preferred Stock;

•	on parity with the Series A Preferred Stock, Series B Preferred Stock and any class or series of our capital stock, the terms of which expressly provide that it will rank on parity with the Series D Preferred Stock; and

•	junior to any other class or series of our capital stock, the terms of which expressly provide that it will rank senior to the Series D Preferred Stock, and subject to payment of or provision for our debts and other liabilities.

Dividends. Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series D Preferred Stock with respect to priority of dividend payments, holders of shares of Series D Preferred Stock are entitled to receive cumulative cash dividends on the Series D Preferred Stock when, as and if authorized by our Board of Directors and declared by us from and including the date of original issue or the end of the most recent dividend period for which dividends on the Series D Preferred Stock have been paid, payable quarterly in arrears on each January 15th, April 15th, July 15th and October 15th of each year. From the date of original issue (or from the date of issue of any Series D Preferred Stock issued after September 21, 2016) to, but not including, September 21, 2023, we will pay dividends at the rate of 8.75% per annum of the $25.00 liquidation preference per share (equivalent to the fixed annual amount of $2.1875 per share) (the “Initial Rate”). The next quarterly dividend payment for the Series D Preferred Stock that you will be entitled to receive will be made on April 15, 2018 and will be for the full dividend period from January 1, 2018 to March 31, 2018. Shares of Series D Preferred Stock sold in this offering will be entitled to the full quarterly dividend in the current dividend period. Commencing September 21, 2023, we will pay cumulative cash dividends at an annual dividend rate of the Initial Rate increased by 2.0% of the liquidation preference per annum, which will increase by an additional 2.0% of the liquidation preference per annum on each subsequent anniversary thereafter, subject to a maximum annual dividend rate of 14%.

Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series D Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of original issue. Dividends on the Series D Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued dividends on the Series D Preferred Stock will not bear interest.

Adjustment to Dividend Rate — Default Period. Subject to the cure provisions described below, a default period (“Default Period”) with respect to the Series D Preferred Stock will commence on a date that we fail to deposit sufficient funds for the payment of dividends as required in connection with a dividend payment date or date of redemption. A Default Period will end on the business day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends and any unpaid redemption price has been deposited irrevocably in trust in same-day funds with our transfer agent, in its capacity as redemption and paying agent (the “Redemption and Paying Agent”). The applicable dividend rate for each day during the Default Period will be equal to the then-current dividend rate plus 2.0% of the $25.00 stated liquidation preference per share, or $0.50 per annum.

No Default Period will be deemed to commence if the amount of any dividend or any redemption price due (if such default is not solely due to our willful failure) is deposited irrevocably in trust, in same-day funds with the Redemption and Paying Agent by 12:00 noon, New York City time, on a business day that is not later than three business days after the applicable dividend payment date or redemption date.

Liquidation Preference. If we liquidate, dissolve or wind up, holders of shares of the Series D Preferred Stock will have the right to receive $25.00 per share of the Series D Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to and including the date of payment, before any distribution or payment is made to holders of our common stock and any other class or series of capital stock ranking junior to the Series D Preferred Stock as to rights upon our liquidation, dissolution or winding up.

The rights of holders of shares of the Series D Preferred Stock to receive their liquidation preference are subject to the proportionate rights of holders of shares of the Series A Preferred Stock, Series B Preferred Stock and any other class or series of our capital stock ranking on parity with the Series D Preferred Stock as to rights upon our liquidation, dissolution or winding up, junior to the rights of any class or series of our capital stock expressly designated as having liquidation preferences ranking senior to the Series D Preferred Stock, and subject to payment of or provision for our debts and other liabilities.

Voluntary Conversion. The Series D Preferred Stock is convertible, in whole or in part, at any time, at the option of the holder thereof, into authorized but previously unissued common stock at a conversion price of $16.96 per share of common stock, subject to adjustment as described below.

Conversion of Series D Preferred Stock, or a specified portion thereof, may be effected by delivering such shares, together with written notice of conversion and other required documentation, to the office or agency to be maintained by us for that purpose. Currently, such office is Computershare Trust Company, N.A., 250 Royall Street, Canton, Massachusetts 02021. Computershare is the transfer agent, registrar, dividend disbursing agent and conversion agent for the Series D Preferred Stock.

Each conversion will be deemed to have been effected on the date immediately following the next record date for a Series D Preferred Stock dividend payment after which written notice of conversion and other required documentation for conversion of Series D Preferred Stock shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the conversion price in effect at such time and on such date.

Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the closing price of the common stock on the trading day immediately preceding the conversion date.

Conversion Price Adjustments. The conversion price is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in common stock on any class or series of capital stock, (ii) the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock at a price per share less than the Market Price (as defined below) per share of common stock, (iii) subdivisions, combinations and reclassifications of common stock and (iv) distributions to all holders of common stock of any shares of stock (excluding common stock) or evidence of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). The term “Market Price” on any date means the Closing Price (as defined below) for our common stock on such date. The “Closing Price” on any date means the last sale price for our common stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for our common stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Stock Market or, if our common stock is not listed or admitted to trading on the Nasdaq Stock Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which our common stock is listed or admitted to trading or, if our common stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system on which our common stock is quoted, or if our common stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in our common stock selected by our Board of Directors or, in the event that no trading price is available for our common stock, the fair market value of our common stock, as determined in good faith by our Board of Directors. In addition to the foregoing adjustments, we will be permitted to make such reduction in the conversion price as our Board of Directors considers to be advisable in order that any event treated for federal income tax purposes as a dividend of shares or share rights will not be taxable to the holders of our common stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our common stock or sale of all or substantially all of our assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series D Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of common stock or fraction thereof into which one share of Series D Preferred Stock was convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share of common stock the kind and amount of capital stock, securities or other property received per share of common stock by a plurality of non-electing shares of common stock). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of our common stock. The conversion price will not be adjusted:

•	upon the issuance of any common stock or rights to acquire common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program for us or any of our subsidiaries;

•	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•	for a change in the par value of our common stock; or

•	for accumulated and unpaid dividends.

Redemption at Option of Holders. After September 21, 2023, the holders of the Series D Preferred Stock may, at their option, require us to redeem any or all of their shares of Series D Preferred Stock at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, if any, to and including the redemption date, in cash or in shares of our common stock, or any combination thereof at our option; provided, a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to our optional redemption, our special optional redemption, or our mandatory redemption for asset coverage, each as described below, to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the holder’s notice to redeem.

Such redemptions of Series D Preferred Stock shall be payable either in cash, or in shares of our common stock, or any combination thereof, at our option. If we elect to redeem some or all of the Series D Preferred Stock held by such redeeming holder in shares of our common stock, the number of shares of our common stock to be issued per share of Series D Preferred Stock will be equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share plus an amount equal to all accrued and unpaid dividends to and including the redemption date (unless the redemption date is after a record date for a Series D Preferred Stock dividend payment and prior to the corresponding Series D Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend payment will be included in this sum) by (ii) the Common Stock Price (as defined below). Upon the redemption of Series D Preferred Stock for shares of our common stock, we will not issue fractional shares of our common stock but will instead pay the cash value of such fractional shares.

The “Common Stock Price” will be (x) the volume weighted average of the closing sales price per share of our common stock (or, if no closing sale price is reported, the volume weighted average of the closing bid and ask prices or, if more than one in either case, the volume weighted average of the volume weighted average closing bid and the volume weighted average closing ask prices) for the ten (10) consecutive trading days immediately preceding, but not including, the Holder Redemption Date, as defined below, as reported on the Nasdaq Capital Market or the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten (10) consecutive trading days immediately preceding, but not including, the Holder Redemption Date (as defined below), if our common stock is not then listed for trading on a U.S. securities exchange. The Holder Redemption Date will be (i) the 5th day of the month following the holder’s notice to redeem if such notice occurs on or before the 25th day of the month, or (ii) the 5th day of the second month following the holder’s notice to redeem if the holder’s notice occurs after the 25th day of the month.

Mandatory Redemption for Asset Coverage. If we fail to maintain asset coverage of at least 200% calculated by determining the percentage value of (1) our total assets plus accumulated depreciation minus our total liabilities and indebtedness as reported in our financial statements prepared in accordance with GAAP (exclusive of the book value of any Redeemable and Term Preferred Stock), over (2) the aggregate liquidation preference, plus an amount equal to all accrued and unpaid dividends, of outstanding shares of our Series D Preferred Stock and any outstanding shares Redeemable and Term Preferred Stock on the last business day of any calendar quarter, or the Asset Coverage Ratio, and such failure is not cured by the close of business on the date that is 30 calendar days following the filing date of our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for that quarter, or the Asset Coverage Cure Date, then we will be required to redeem, within 90 calendar days of the Asset Coverage Cure Date, shares of Redeemable and Term Preferred Stock, which may include Series D Preferred Stock, at least equal to the lesser of (i) the minimum number of shares of Redeemable and Term Preferred Stock that will result in us having a coverage ratio of at least 200% and (ii) the maximum number of shares of Redeemable and Term Preferred Stock that can be redeemed solely out of funds legally available for such redemption. In connection with any redemption for failure to maintain the Asset Coverage Ratio, we may, in our sole option, redeem any shares of Redeemable and Term Preferred Stock we select, including on a non-pro rata basis. We may elect not to redeem any Series D Preferred Stock to cure such failure as long as we cure our failure to meet the Asset Coverage Ratio by or on the Asset Coverage Cure Date.

If shares of Series D Preferred Stock are to be redeemed for failure to maintain the Asset Coverage Ratio, such shares will be redeemed solely in cash at a redemption price equal to $25.00 per share plus an amount equal to all accrued but unpaid dividends, if any, on such shares (whether or not declared) to and including the redemption date.

Optional Redemption by the Company. Generally, we may not redeem the Series D Preferred Stock prior to September 21, 2021, except in limited circumstances relating to maintaining our qualification as a REIT, complying with our Asset Coverage Ratio, and the special optional redemption provision described below. On and after September 21, 2021, we may, at our option, redeem the Series D Preferred Stock in whole or in part, at any time or from time to time, solely for cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not authorized or declared), if any, to and including the redemption date. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control/Delisting (as defined below), we may, at our option, redeem the Series D Preferred Stock in whole or in part within 120 days after the first date on which such Change of Control/Delisting occurred, solely in cash at a redemption price of $25.00 per share, plus an amount equal to all accrued and unpaid dividends, if any, to and including the redemption date.

A “Change of Control/Delisting” is when, after the original issuance of the Series D Preferred Stock, any of the following has occurred and is continuing:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than our company, its subsidiaries, and its and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all outstanding shares of our common equity that are entitled to vote generally in the election of directors, with the exception of the formation of a holding company;

•	consummation of any share exchange, consolidation or merger of our company or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property, other than any such transaction where the shares of our common stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the common stock or other ownership interests of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

•	any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of our company and its subsidiaries, taken as a whole, to any person other than one of the company’s subsidiaries;

•	our stockholders approve any plan or proposal for the liquidation or dissolution of our company;

•	our common stock ceases to be listed or quoted on a national securities exchange in the United States;

or

•	Continuing Directors cease to constitute at least a majority of our Board of Directors.

Redemption at Option of Holders Upon a Change of Control/Delisting. If a Change of Control/Delisting occurs at any time the Series D Preferred Stock is outstanding, then each holder of shares of Series D Preferred Stock shall have the right, at such holder’s option, to require us to redeem for cash any or all of such holder’s shares of Series D Preferred Stock, on a date specified by us that can be no earlier than 30 days and no later than 60 days following the date of delivery of notice of the occurrence of such Change of Control/Delisting (the “Change of Control/Delisting Company Notice”) and of the redemption right at the option of the holders arising as a result thereof, at a redemption price equal to 100% of the liquidation preference of $25.00 per share plus an amount equal to all accrued but unpaid dividends (whether or not authorized or declared), to and including such date; provided, a holder shall not have any right of redemption with respect to any shares of Series D Preferred Stock being called for redemption pursuant to our optional redemption as described under “Optional Redemption by the Company,” our special optional redemption as described under “Special Optional Redemption,” or our requirement to redeem described under “Mandatory Redemption for Asset Coverage,” to the extent we have delivered notice of our intent to redeem on or prior to the date of delivery of the holder’s notice to redeem.

Limited Voting Rights. Holders of shares of the Series D Preferred Stock will generally have no voting rights. However, if dividends on the Series D Preferred Stock are in arrears for six or more consecutive quarterly periods, the number of directors on our Board of Directors will automatically be increased by two, and holders of shares of the Series D Preferred Stock and the holders of shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) will be entitled to vote, at a special meeting called upon the written request of the holders of at least 20% of such stock or at our next annual meeting and at each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our Board of Directors, until all unpaid dividends on such Series D Preferred Stock and Parity Preferred Stock, if any, have been paid or declared and a sum sufficient for the payment thereof set apart for payment. The Series D Preferred Directors will be elected by a plurality of the votes cast in the election. For the avoidance of doubt, the Board of Directors shall not be permitted to fill the vacancies on the Board of Directors as a result of the failure of the holders of 20% of the Series D Preferred Stock and Parity Preferred Stock to deliver such written request for the election of the Series D Preferred Directors.

So long as any shares of Series D Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by our charter, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and Parity Preferred Stock upon which like voting rights have been conferred (voting together as a single class), authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock.

In addition, so long as any shares of Series D Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, amend, alter or repeal our charter, including the terms of the Series D Preferred Stock, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Stock, except that with respect to the occurrence of any of the events set forth above, so long as the Series D Preferred Stock remains outstanding with the terms of the Series D Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event set forth above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series D Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events set forth above; provided, further, that with respect to any such amendment, alteration or repeal that equally affects the terms of the Series D Preferred Stock and the Parity Preferred Stock upon which like voting rights have been conferred, the affirmative vote or consent of the holders of two-thirds of the shares of Series D Preferred Stock and the Parity Preferred Stock (voting together as a single class) shall be required. Furthermore, if holders of shares of the Series D Preferred Stock will receive the greater of the full trading price of the Series D Preferred Stock on the date of an event set forth above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events set forth above or pursuant to a special optional redemption by us or a redemption at the option of the holder upon a Change of Control/Delisting, then such holders shall not have any voting rights with respect to the events set forth above.

In addition, and in circumstances other than the voting issues addressed in the paragraph above, so long as any shares of Series D Preferred Stock remain outstanding, the holders of shares of Series D Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the

Series D Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal, with any such amendment requiring the affirmative vote or consent of holders of two-thirds of the Series D Preferred Stock issued and outstanding at the time. With respect to any amendment, alteration or repeal of our charter, including the terms of the Series D Preferred Stock, that equally affects the terms of the Series D Preferred Stock and the Parity Preferred Stock upon which like voting rights have been conferred, so long as any shares of Series D Preferred Stock remain outstanding, the holders of shares of Series D Preferred Stock and the Parity Preferred Stock (voting together as a single class) also will have the exclusive right to vote on any amendment, alteration or repeal of our charter, including the terms of the Series D Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series D Preferred Stock and such other classes or series of preferred stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal.

Holders of shares of Series D Preferred Stock will not be entitled to vote with respect to any issuance or increase in the total number of authorized shares of our common stock or preferred stock, any issuance or increase in the number of authorized shares of Series D Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any class or series of capital stock, in each case ranking on parity with or junior to the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts, commissions and fees and the estimated offering expenses totaling approximately $             payable by us, will be approximately $             (or approximately $             of underwriting discounts, commissions and fees, and estimated offering expenses payable by us and net proceeds of approximately $             million if the underwriters exercise their overallotment option in full).

We intend to use the net proceeds from this offering to fund a portion of the acquisition price for JANAF (including fees and costs related thereto), as described above under “Prospectus Supplement Summary—Recent Developments.” If the JANAF acquisition does not occur, we intend to use the net proceeds from this offering for other future acquisitions.

Pending the permanent use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 and for the nine months ended September 30, 2017 are set forth below.

	Nine months ended September 30	Year ended December 31,
	2017	2016	2015	2014	2013	2012
Earnings:
Net loss from continuing operations	$(5,578,886)	$(13,062,774)	$(21,377,297)	$(12,053,474)	$(3,857,915)	$(1,205,472)
Add:
Fixed charges	12,997,435	13,425,457	9,758,842	6,813,426	2,497,811	966,113
Less: Net loss attributable to non-controlling interests	165,793	1,035,456	1,252,723	1,195,560	714,972	43,880

Total earnings	$7,584,342	$1,398,139	$(10,365,732)	$(4,044,488)	$(645,132)	$(195,479)

Fixed charges:
Interest expense	$10,488,130	$11,264,671	$8,389,195	$5,940,659	$2,227,168	$906,168
Amortization of deferred loan costs related to mortgage indebtedness	2,509,305	2,160,786	1,369,647	872,767	270,643	59,945

Total fixed charges	12,997,435	13,425,457	9,758,842	6,813,426	2,497,811	966,113
Preferred dividends	7,473,288	4,713,169	13,627,532	2,718,257	141,418	—

Total combined fixed charges and preferred dividends	$20,470,723	$18,138,626	$23,386,374	$9,531,683	$2,639,229	$966,113

Ratio of earnings to combined fixed charges and preferred dividends (A)	0.37	0.08	(0.44)	(0.42)	(0.24)	(0.20)

(A)	The computation of our ratios of earnings to combined fixed charges and preferred stock dividends indicates that earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $12.89 million for the nine months ended September 30, 2017 and approximately $16.74 million, $33.75 million, $13.58 million, $3.28 million, and $1.16 million for the years ended December 31, 2016, 2015, 2014, 2013, and 2012, respectively.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the discussion contained under the caption “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus and should be read in conjunction therewith.

Redemption at Option of Holders

As described in “Description of Series D Preferred Stock — Redemption at Option of Holders” in this prospectus supplement, we have the option to pay the redemption price, in whole or in part, in cash or shares of our common stock.

If we elect to pay the entire redemption price in common stock, stockholders will not recognize gain or loss upon such redemption, except to the extent they receive cash in lieu of fractional shares. A stockholder’s tax basis in our common stock received will be equal to its adjusted tax basis in the Series D Preferred Stock being redeemed less any portion allocable to cash received in lieu of a fractional share. Cash received in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss should generally be long-term capital gain or loss if the U.S. stockholder has held our Series D Preferred Stock for more than one year at the time of conversion.

If we elect to pay the redemption price partly in common stock and partly in cash, stockholders will recognize no loss on the redemption. If a stockholder realizes gain on the redemption, the stockholder will be required to recognize that gain in an amount equal to the lesser of (i) the gain realized and (ii) the amount of cash received, excluding cash attributable to a fractional share. Cash received in lieu of fractional shares will be treated as described in the paragraph above. Stockholders will realize gain to the extent the sum of the cash and the fair market value of our common stock received exceeds their adjusted tax basis in the Series D Preferred Stock. A stockholder’s aggregate basis in our common stock received will be equal to the stockholder’s adjusted tax basis in the Series D Preferred Stock, decreased by the amount of cash received (excluding cash attributable to a fractional share) and increased by the amount of gain recognized on the redemption.

Reduction in Built-In Gains Period

The period for recognizing Code Section 1374 built-in gains tax has been permanently reduced from ten years to five years (see “Material U.S. Federal Income Tax Considerations — Taxation of Our Company — General” and “Material U.S. Federal Income Tax Considerations — Taxation of Our Company — Annual Distribution Requirements” in the accompanying prospectus).

Treatment of Certain Services Provided by Taxable REIT Subsidiaries

We will be required to pay a 100% tax on any “redetermined TRS service income.” Redetermined TRS service income is income to a TRS attributable to services provided to or on behalf of us (other than services provided to our tenants, which fall under redetermined rents), less properly allocated deductions, that is less than the amount of income that would have been recognized based on arm’s length negotiations (see “Material U.S. Federal Income Tax Considerations — Taxation of Our Company — General” and “Material U.S. Federal Income Tax Considerations — Taxation of Our Company — Income Tests — Penalty Tax” in the accompanying prospectus).

Asset and Income Test Clarification Regarding Ancillary Personal Property

For taxable years beginning after December 31, 2015, debt secured by a mortgage on both real and personal property qualifies as a real estate asset for purposes of the 75% asset test, and interest on such debt is qualifying income for purposes of both the 95% and 75% gross income tests, if the fair market value of the personal property securing the debt does not exceed 15% of the total fair market value of all property securing the debt (see “Material U.S. Federal Income Tax Considerations — Taxation of Our Company — Income Tests” and “Material U.S. Federal Income Tax Considerations — Taxation of Our Company — Asset Tests” in the accompanying prospectus).

New Partnership Audit Rules

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “Budget Act”). Among other things, the Budget Act changed the rules applicable to federal income tax audits of partnerships (including partnerships in which we are a partner) and the collection of any tax resulting from such audits or other tax proceedings. Under the new rules, which include regulations recently issued by the Treasury, the partnership itself must pay any “imputed underpayments,” consisting of delinquent taxes, interest and penalties deemed to arise out of an audit of the partnership, unless certain alternative methods are available and the partnership elects to utilize them. The new rule applies to audits of taxable years beginning January 1, 2018, but it does not apply to audits of taxable years beginning before that time (see “Material U.S. Federal Income Tax Considerations — Taxation of Our Company — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies” in the accompanying prospectus).

The Tax Cuts and Jobs Act

Enactment of the Tax Act

On December 22, 2017, President Trump signed into law H.R. 1, informally titled the Tax Cuts and Jobs Act (the “Tax Act” or the “Act”). The Tax Act makes major changes to the Code, including several provisions of the Code that may affect the taxation of REITs and their stockholders. The most significant of these provisions are described below. The individual and collective impact of these changes on REITs and their stockholders is uncertain, and may not become evident for some period. Prospective investors should consult their tax advisors regarding the implications of the Tax Act on their investment.

Revised Individual Tax Rates and Deductions

The Tax Act creates seven income tax brackets for individuals ranging from 10% to 37% that generally apply at higher thresholds than current law. For example, the highest 37% rate applies to joint return filer incomes above $600,000, instead of the highest 39.6% rate that applies to incomes above $470,700 under pre-Tax Act law. The maximum 20% rate that applies to long-term capital gains and qualified dividend income is unchanged, as is the 3.8% Medicare tax on net investment income (see “Material U.S. Federal Income Tax Considerations — Federal Income Tax Considerations for U.S. Stockholders — Tax Rates” and “Material U.S. Federal Income Tax Considerations — Federal Income Tax Considerations for U.S. Stockholders — Medicare Tax on Unearned Income” in the accompanying prospectus).

The Act also eliminates personal exemptions, but nearly doubles the standard deduction for most individuals (for example, the standard deduction for joint return filers rises from $12,700 in 2017 to $24,000 upon the Act’s effectiveness). The Act also eliminates many itemized deductions, limits individual deductions for state and local income, property and sales taxes (other than those paid in a trade or business) to $10,000 collectively for joint return filers (with a special provision to prevent 2017 deductions for prepayment of 2018 taxes), and limits the amount of new acquisition indebtedness on principal or second residences for which mortgage interest deductions are available to $750,000. Interest deductions for new home equity debt are eliminated. Charitable deductions are generally preserved. The phaseout of itemized deductions based on income is eliminated.

The Tax Act does not eliminate the individual alternative minimum tax, but it raises the exemption and exemption phaseout threshold for application of the tax.

These individual income tax changes are generally effective beginning in 2018, but without further legislation, they will sunset after 2025.

Pass-Through Business Income Tax Rate Lowered through Deduction

Under the Tax Act, individuals, trusts, and estates generally may deduct 20% of “qualified business income” (generally, domestic trade or business income other than certain investment items) of a partnership, S corporation, or sole proprietorship. In addition, “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates) and certain other income items are eligible for the deduction by the taxpayer. The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. In addition, for taxpayers with income above a certain threshold (e.g., $315,000 for joint return filers), the deduction for each trade or business is generally limited to no more than the greater of (i) 50% of the taxpayer’s proportionate share of total wages from a partnership, S corporation or sole proprietorship, or (ii) 25% of the taxpayer’s proportionate share of such total wages plus 2.5% of the unadjusted basis of acquired tangible depreciable property that is used to produce qualified business income and satisfies certain other requirements. The deduction for qualified REIT dividends is not subject to these wage and property basis limits. The deduction, if allowed in full, equates to a maximum 29.6% tax rate on domestic qualified business income of partnerships, S corporations, or sole proprietorships, and a maximum 29.6% tax rate of REIT dividends. As with the other individual income tax changes, the deduction provisions are effective beginning in 2018. Without further legislation, the deduction would sunset after 2025.

Net Operating Loss Modifications

Net operating loss (“NOL”) provisions are modified by the Tax Act. The Act limits the NOL deduction to 80% of taxable income (before the deduction). It also generally eliminates NOL carrybacks for individuals and non-REIT corporations (NOL carrybacks did not apply to REITs under prior law), but allows indefinite NOL carryforwards. The new NOL rules apply to losses arising in taxable years beginning in 2018.

Maximum Corporate Tax Rate Lowered to 21%; Elimination of Corporate Alternative Minimum Tax

The Tax Act reduces the 35% maximum corporate income tax rate to a maximum 21% corporate rate, and reduces the dividends-received deduction for certain corporate subsidiaries. The Act also permanently eliminates the corporate alternative minimum tax. These provisions are effective beginning in 2018.

Limitations on Interest Deductibility; Real Property Trades or Businesses Can Elect Out Subject to Longer Asset Cost Recovery Periods

The Tax Act limits a taxpayer’s net interest expense deduction to 30% of the sum of adjusted taxable income, business interest, and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the new deduction for qualified business income, NOLs, and for years prior to 2022, deductions for depreciation, amortization, or depletion. For partnerships, the interest deduction limit is applied at the partnership level, subject to certain adjustments to the partners for unused deduction limitation at the partnership level. The Act allows a real property trade or business to elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential rental property, and a 20-year recovery period for related improvements described below. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships). The interest deduction limit applies beginning in 2018.

Maintains Cost Recovery Period for Buildings; Reduced Cost Recovery Periods for Tenant Improvements; Increased Expensing for Equipment

For taxpayers that do not use the Act’s real property trade or business exception to the business interest deduction limits, the Act maintains the current 39-year and 27.5-year straight line recovery periods for nonresidential real property and residential rental property, respectively, and provides that tenant improvements for such taxpayers are subject to a general 15-year recovery period. Also, the Act temporarily allows 100% expensing of certain new or used tangible property through 2022, phasing out at 20% for each following year (with an election available for 50% expensing of such property if placed in service during the first taxable year ending after September 27, 2017). The changes apply, generally, to property acquired after September 27, 2017 and placed in service after September 27, 2017.

Like Kind Exchanges Retained for Real Property, but Eliminated for Most Personal Property

The Tax Act continues the deferral of gain from the like kind exchange of real property, but provides that foreign real property is no longer “like kind” to domestic real property. Furthermore, the Act eliminates like kind exchanges for most personal property. These changes are effective generally for exchanges completed after December 31, 2017, with a transition rule allowing such exchanges where one part of the exchange is completed prior to December 31, 2017.

International Provisions: Modified Territorial Tax Regime

The Act moves the United States from a worldwide to a modified territorial tax system, with provisions included to prevent corporate base erosion. We currently do not have any foreign subsidiaries or properties, but these provisions could affect any such future subsidiaries or properties.

Other Provisions

The Tax Act makes other significant changes to the Code. These changes include provisions limiting the ability to offset dividend and interest income with partnership or S corporation net active business losses. These provisions are effective beginning in 2018, but without further legislation, will sunset after 2025.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated as of             , 2018, the underwriters named below, for whom Ladenburg Thalmann & Co. Inc. is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Series D Preferred Stock indicated below:

Number of Shares of Series D Preferred Stock
Ladenburg Thalmann & Co. Inc.
BTIG, LLC

Total

The underwriters are offering the shares of Series D Preferred Stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series D Preferred Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Series D Preferred Stock offered hereby if any such shares are taken. However, the underwriters are not required to take or pay for the shares of Series D Preferred Stock covered by the underwriters’ overallotment option described below.

The underwriters initially propose to offer the shares of Series D Preferred Stock to the public at the offering price listed on the cover page of this prospectus supplement and, in part, to certain dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per share. After the initial offering of the shares of Series D Preferred Stock, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an overallotment option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional              shares of Series D Preferred Stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase their pro rata share of the additional shares of Series D Preferred Stock based on the number of shares of Series D Preferred Stock initially purchased by each underwriter as set forth in the table above.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of Series D Preferred Stock.

	Per share of Series D Preferred Stock		Total
	Without Overallotment	With Overallotment	Without Overallotment	With Overallotment
Public Offering Price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us before expenses	$	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts, commissions and fees, are approximately $            . We have agreed to reimburse the underwriters up to a maximum of $175,000 for out-of-pocket expenses incurred by the underwriters from time to time in connection with the provision of their services in connection with this offering, including but not limited to costs and expenses of legal counsel for the underwriters incurred in connection with this offering; database and similar information charges related to third party vendors; travel-related expenses; postage, telecommunication, printing, and duplicating expenses; and any background checks on individuals required for compliance purposes. If any compensation or expenses payable to the underwriters are not fully paid when due, we have agreed to pay all costs of collection or other enforcement of the underwriters’ rights, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise.

The Series D Preferred Stock is listed on the Nasdaq Capital Market under the symbol “WHLRD.” The representative of the underwriters has advised us that, following completion of the offering of shares of our Series D Preferred Stock, one or more underwriters may make a market in such shares after the offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to the development, maintenance or liquidity of any trading market for the shares of our Series D Preferred Stock.

Our company and the Operating Partnership have agreed that they will not, directly or indirectly, take any of the following actions with respect to our common stock, preferred stock or the units of limited partnership of the Operating Partnership (collectively, the “Lock-Up Securities”) during the period ending 60 days after the date of the underwriting agreement or such earlier date that the representative consents to in writing (the “restricted period”):

•	offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities;

•	offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities;

•	enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities;

•	establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act; or

•	file with the SEC a registration statement under the Securities Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the representative.

The 60-day restricted period described above will be extended if:

•	during the last 17 days of the 60-day restricted period, we release earnings results or material news or a material event relating to the company occurs; or

•	prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless the representative waives, in writing, such extension.

The restrictions described above do not apply to the sale of Lock-Up Securities to the underwriters.

In order to facilitate the offering of the shares of Series D Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Series D Preferred Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the overallotment option. The underwriters can close out a covered short sale by exercising the overallotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the overallotment option. The underwriters may also sell shares in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Series D Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Series D Preferred Stock in the open market to stabilize the price of the Series D Preferred Stock. These activities may raise or maintain the market price of the shares of Series D Preferred Stock above independent market levels or prevent or retard a decline in the market price of the Series D Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

It is expected that the delivery of the shares of Series D Preferred Stock will be made against payment therefor on or about             , 2018.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of Series D Preferred Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

The offering price in this offering will be determined by negotiations between us and the representative. Among the factors considered in determining the offering price will be our future prospects and those of our industry in general, historical and current interest rates, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The statements under the caption “Additional Material U.S. Federal Income Tax Considerations” in this prospectus supplement and under the caption “Material U.S. Federal Income Tax Considerations” in the

accompanying prospectus as they relate to U.S. federal income tax matters have been reviewed by our special tax counsel, Williams Mullen, A Professional Corporation (Richmond, Virginia), which has opined as to certain federal income tax matters. Certain legal matters regarding the validity of the shares of Series D Preferred Stock offered hereby and certain matters of Maryland law have been passed upon for us by Haneberg Hurlbert PLC (Richmond, Virginia). Certain legal matters relating to this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P. (Washington, DC).

EXPERTS

The (i) consolidated balance sheets of Wheeler Real Estate Investment Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2016 and the consolidated financial statement schedules, (ii) combined statement of revenues and certain operating expenses of the AC Portfolio for the year ended December 31, 2015, (iii) combined statements of revenues and certain operating expenses of Sangaree Plaza, Tri-County Plaza and Berkley Shopping Center for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, (iv) statement of revenues and certain operating expenses of Rivergate Shopping Center for the year ended December 31, 2015, (v) statement of revenues and certain operating expenses of Village of Martinsville for the year ended December 31, 2015, and (v) statement of revenues and certain operating expenses of JANAF for the year ended December 31, 2016, incorporated by reference into this prospectus supplement and registration statement, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Boulevard

Virginia Beach, VA 23452

(757) 627-9088

Our website at www.whlr.us contains additional information about us. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus supplement, the accompanying prospectus or any supplement thereto.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby, of which this prospectus supplement and the accompanying prospectus are a part under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the content of any contract or other document incorporated by reference in the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such contract or other document as incorporated by reference in the registration statement. For further information regarding our company and the securities offered by this prospectus supplement and the accompanying prospectus, reference is made by this prospectus supplement and the accompanying prospectus to the registration statement and the schedules and exhibits incorporated therein by reference.

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800- SEC-0330. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus supplement and the accompanying prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference into this prospectus supplement all documents that we may subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 28, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 2, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed on August 8, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed on November 9, 2017;

•	Current Reports on Form 8-K and/or amended Current Reports on Form 8-K filed on January 5, 2017, January 18, 2017, January 31, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations promulgated by the SEC), February 10, 2017, February 17, 2017, February 28, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations promulgated by the SEC), March 17, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations promulgated by the SEC), April 3, 2017, April 10, 2017, April 11, 2017, May 18, 2017, May 24, 2017, June 29, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations promulgated by the SEC), July 17, 2017, August 9, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations promulgated by the SEC), August 23, 2017, September 18, 2017, October 10, 2017, October 12, 2017, December 15, 2017, December 19, 2017, December 22, 2017, January 8, 2018 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations promulgated by the SEC) and January 9, 2018 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations promulgated by the SEC);

•	Definitive Proxy Statement filed on April 17, 2017, solely as to information contained therein that is specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016;

•	The description of our common stock contained in our Form 8-A, filed on October 23, 2012, as amended on October 24, 2012; and

•	The description of our Series D Preferred Stock contained in our Form 8-A, filed on September 19, 2016.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are furnished to, but not deemed “filed” with, the SEC, any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

The section entitled “Where You Can Find More Information About Wheeler Real Estate Investment Trust, Inc.” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus supplement and the accompanying prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such written or oral requests should be made to:

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Boulevard

Virginia Beach, VA 23452

(757) 627-9088

In addition, such reports and documents may be found on our website at www.whlr.us.

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of JANAF (referred to as the “Property”) for the year ended December 31, 2016.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Property for the year ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, Wheeler Real Estate Investment Trust, Inc. (referred to hereafter as the “Company”) through WHLR-JANAF, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Wheeler REIT, L.P., a Virginia limited partnership of which the Company is the sole general partner, is a party to the agreement to acquire the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

January 9, 2018

JANAF

Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2017 (Unaudited) and the Year Ended December 31, 2016

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(unaudited)
REVENUES:
Rental revenues	$5,958,242	$7,701,467
Tenant reimbursements and other revenues	2,232,171	3,144,021

Total Revenues	8,190,413	10,845,488

CERTAIN OPERATING EXPENSES:
Property operating	2,136,182	2,498,654
Real estate taxes	600,603	799,225
Repairs and maintenance	423,289	698,681
Other	218,268	322,325

Total Certain Operating Expenses	3,378,342	4,318,885

Excess of Revenues Over Certain Operating Expenses	$4,812,071	$6,526,603

See accompanying notes to statements of revenues and certain operating expenses.

JANAF

Notes to Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2017 (Unaudited) and the Year Ended December 31, 2016

1.    Business and Purchase Agreement

On November 3, 2016, Wheeler Real Estate Investment Trust, Inc. (referred to hereafter as the “Trust” or the “Company”), through WHLR-JANAF, LLC, a Delaware limited liability company (“WHLR-JANAF”) and a wholly-owned subsidiary of Wheeler REIT, L.P., a Virginia limited partnership (the “Operating Partnership”) of which the Company is the sole general partner, entered into a Purchase and Sale Agreement (as amended, the “Purchase Agreement”) as buyer, with JANAF Shopping Center, LLC, a Delaware limited liability company, JANAF Shops, LLC, a Virginia limited liability company, JANAF HQ, LLC, a Virginia limited liability company, and JANAF Crossings, LLC, a Virginia limited liability company (collectively, “seller”), to acquire JANAF (the “Property”), a 887,917 square foot shopping center located in Norfolk, Virginia, for a contract price of $85.65 million. The acquisition will be completed upon the successful completion of a capital raising transaction, assumption of approximately $58.4 million of mortgage loans secured by the Property and satisfaction of other customary closing conditions. The Property is 94% leased. The Property is anchored by BJ’s Wholesale Club including the Fuel Center (“BJ’s”), which occupies 17% of the total gross leasable area with a lease that expires in March 2020 with the BJ’s fuel center lease expiring in March 2030.

2.    Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated under the Securities Act of 1933, as amended. Accordingly, the Statements are not representative of the actual operations for the periods presented as revenues and certain operating expenses, which may not be directly attributable to the revenues and expenses expected to be incurred in the future operations of the Property, have been excluded. Such items include depreciation, amortization, interest expense, interest income and amortization of above- and below-market leases. Management is not aware of any material factors relating to the Property that would cause the reported financial information not to be necessarily indicative of future operating results.

3.    Summary of Significant Accounting Policies

Revenue Recognition

The Property leases retail and office space under various lease agreements with tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates. The Property recognizes rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset.

Use of Estimates

The Company has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to present the Statements in conformity with accounting principles generally accepted in the United States (“US GAAP”). Actual results could differ from those estimates.

4.    Revenues

The weighted average remaining lease terms for tenants at the Property was 4.61 years as of September 30, 2017 (unaudited). Future minimum rentals to be received under noncancelable tenant operating

JANAF

Notes to Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2017 (Unaudited) and the Year Ended December 31, 2016

leases for each of the next five years and thereafter, excluding common area maintenance expenses and percentage rent based on tenant sales volume, as of September 30, 2017 (unaudited) and December 31, 2016 were as follows:

	Twelve Months Ending September 30,	Years Ending December 31,
	(unaudited)
2017	$—	$8,223,117
2018	8,506,398	8,287,108
2019	7,488,425	7,162,751
2020	6,057,172	5,743,205
2021	4,584,136	4,236,077
2022	3,416,555	3,203,533
Thereafter	14,107,576	13,352,564

	$44,160,262	$50,208,355

The above schedule takes into consideration all renewals and new leases executed subsequent to September 30, 2017 through the date of this report.

5.    Tenant Concentrations

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 5% of total annualized rental income for all tenants on a straight line basis as of September 30, 2017 (unaudited) and December 31, 2016 (unaudited):

Tenant	September 30, 2017	December 31, 2016
	(unaudited)	(unaudited)
BJ’s	6.6%	6.7%

The termination, delinquency or nonrenewal of the above tenant may have a material adverse effect on revenues. No other tenant represents more than 5% of annualized rental income as of September 30, 2017 (unaudited) and December 31, 2016 (unaudited).

6.    Commitments and Contingencies

The Property is subject to various legal proceedings and claims that arise in the ordinary course of business. Management believes that insurance coverage is sufficient to cover these matters. The Company believes that the ultimate settlement of these actions will not have a material adverse effect on the Property’s results of operations.

7.    Ground Leases

As of September 30, 2017, JANAF is subject to five ground leases which terminate in 2069. The ground leases require JANAF to make fixed annual rental payments along with percentage rent and include escalation clauses and renewal options. JANAF incurred ground lease expense included in property operating expense of $308,132 and $404,001 for the nine months ended September 30, 2017 and year ended December 31, 2016, respectively.

JANAF

Notes to Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2017 (Unaudited) and the Year Ended December 31, 2016

Future minimum base rent lease payments due under these ground leases, including applicable automatic extension options, are as follows:

	Twelve Months Ending September 30,	Years Ending December 31,
	(unaudited)
2017	$—	$145,000
2018	145,000	145,000
2019	145,000	145,417
2020	149,167	150,000
2021	150,000	150,000
2022	150,000	150,000
Thereafter	7,075,000	7,037,500

	$7,814,167	$7,922,917

8.     Subsequent Events

The Company has evaluated all events and transactions that occurred through January 9, 2018, the date the financial statements were available to be issued, and is not aware of any events that have occurred that would require additional adjustments to or disclosures in the Statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been prepared to provide pro forma information with regard to the acquisition of JANAF (“the Property”), which Wheeler Real Estate Investment Trust, Inc. (referred to hereafter as the “Trust” or the “Company”), through WHLR-JANAF, LLC, a Delaware limited liability company (“WHLR-JANAF”) and a wholly-owned subsidiary of Wheeler REIT, L.P., a Virginia limited partnership (the “Operating Partnership”), of which the Company is the sole general partner, obtained the right to acquire through a Purchase and Sale Agreement initially entered into on November 3, 2016. WHLR-JANAF is a party to the agreement to acquire the Property.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2017 gives effect to the acquisition of the Property as if it had occurred on September 30, 2017. The Wheeler REIT column as of September 30, 2017 represents the actual balance sheet presented in the Company’s Quarterly Report on Form 10-Q (“Form 10-Q”) filed on November 9, 2017 with the Securities and Exchange Commission (“SEC”) for the quarter ended September 30, 2017. The pro forma adjustments column includes the preliminary estimated impact of purchase accounting and other adjustments for the periods presented.

The unaudited pro forma condensed consolidated statements of operations for the Company and the Property for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the Company’s acquisition of the Property as if it had occurred on the first day of the earliest period presented (January 1, 2017 or January 1, 2016, respectively). The Wheeler REIT column for the nine months ended September 30, 2017 represents the results of operations presented in the Company’s Form 10-Q. The Wheeler REIT column for the year ended December 31, 2016 represents the results of operations presented in the Company’s Annual Report on Form 10-K (“Form 10-K”) filed with the SEC on February 28, 2017 with the exception of net loss from continuing operations per share and unit and the weighted average outstanding which have been adjusted for the 1 for 8 reverse stock split effective March 31, 2017. The Property column includes the full year’s operating activity for the Property for the year ended December 31, 2016 and nine months’ operating activity for the nine months ended September 30, 2017, as the Property will be acquired subsequent to September 30, 2017 and therefore was not included in the Company’s historical financial statements. The pro forma adjustments columns include the impact of purchase accounting and other adjustments for the periods presented.

The unaudited pro forma condensed consolidated financial statements have been prepared by the Company’s management based upon the historical financial statements of the Company and of the acquired Property. Since the acquisition transaction is expected to be completed during the first quarter of 2018, the Property will be included in the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the SEC. These pro forma statements may not be indicative of the results that actually would have occurred had the anticipated acquisition been in effect on the dates indicated or which may be obtained in the future.

In management’s opinion, all adjustments necessary to reflect the effects of the Property’s acquisition have been made. These unaudited pro forma condensed consolidated financial statements are for informational purposes only and should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, which were filed with the SEC on February 28, 2017 as part of the Company’s Form 10-K for the year ended December 31, 2016 and on November 9, 2017 as part of the Company’s Form 10-Q for the quarter ended September 30, 2017.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2017

	Wheeler REIT	Offering	Pro Forma Adjustments	Pro Forma Consolidated
	(A)	(B)	(C)
ASSETS:
Investment properties, net	$383,861,007	$—	$75,237,973	$459,098,980
Cash and cash equivalents	5,662,621	26,697,410	(26,697,410)	5,662,621
Restricted cash	9,624,663	—	2,500,000	12,124,663
Rents and other tenant receivables, net	5,107,978	—	—	5,107,978
Related party receivables	2,321,679	—	—	2,321,679
Notes receivable	12,000,000	—	—	12,000,000
Goodwill	5,485,823	—	—	5,485,823
Above market lease intangible, net	9,521,904	—	1,892,007	11,413,911
Deferred costs and other assets, net	37,477,396	—	11,068,974	48,546,370

Total Assets	$471,063,071	$26,697,410	$64,001,544	$561,762,025

LIABILITIES:
Loans payable, net	$306,961,715	$—	$58,952,590	$365,914,305
Below market lease intangibles, net	10,355,592	—	5,048,954	15,404,546
Accounts payable, accrued expenses and other liabilities	10,306,909	—	—	10,306,909
Dividend payable	5,478,043	—	—	5,478,043

Total Liabilities	333,102,259	—	64,001,544	397,103,803

Commitments and contingencies	—	—	—	—
Series D cumulative convertible preferred stock	53,052,193	26,697,410	—	79,749,603

EQUITY:
Series A preferred stock	452,971	—	—	452,971
Series B convertible preferred stock	40,893,444	—	—	40,893,444
Common stock	87,309	—	—	87,309
Additional paid-in capital	226,864,258	—	—	226,864,258
Accumulated deficit	(191,256,281)	—	—	(191,256,281)
Noncontrolling interest	7,866,918	—	—	7,866,918

Total Equity	84,908,619	—	—	84,908,619

Total Liabilities and Equity	$471,063,071	$26,697,410	$64,001,544	$561,762,025

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2017

	Wheeler REIT	Properties	Pro Forma Adjustments		Pro Forma Consolidated
	(A)	(B)	(C)
REVENUES:
Rental revenues	$33,265,265	$5,958,242	$526,185	(1)	$39,749,692
Asset management fees	806,692	—	—		806,692
Commissions	757,530	—	—		757,530
Tenant reimbursements	8,127,410	2,232,171	—		10,359,581
Development and other revenues	1,281,831	—	—		1,281,831

Total Revenues	44,238,728	8,190,413	526,185		52,955,326

OPERATING EXPENSES AND CERTAIN OPERATING EXPENSES OF THE ACQUIRED PROPERTY:
Property operations	11,467,076	3,160,074	—		14,627,150
Non-REIT management and leasing services	1,524,780	—	—		1,524,780
Depreciation and amortization	20,454,694	—	3,174,924	(2)	23,629,618
Provision for credit losses	443,243	—	—		443,243
Corporate general & administrative	4,856,448	218,268	—		5,074,716

Total Operating Expenses and Certain Operating Expenses of the Acquired Property	38,746,241	3,378,342	3,174,924		45,299,507

Operating Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	5,492,487	4,812,071	(2,648,739)		7,655,819

Gain on disposal of property	1,021,112	—	—		1,021,112
Interest income	1,079,572	—	—		1,079,572
Interest expense	(12,997,435)	—	(2,021,905)	(3)	(15,019,340)

Net Income (Loss) from Continuing Operations Before Income Taxes	(5,404,264)	4,812,071	(4,670,644)		(5,262,837)

Income Tax Expense	(174,622)	—	—		(174,622)

Net Income (Loss) from Continuing Operations after Income Taxes	(5,578,886)	4,812,071	(4,670,644)		(5,437,459)
Less: Net income (loss) from continuing operations attributable to noncontrolling interests	(227,836)	—	5,776	(4)	(222,060)

Net Income (Loss) from Continuing Operations Attributable to Wheeler REIT	$(5,351,050)	$4,812,071	$(4,676,420)		$(5,215,399)

Net (loss) from continuing operations per share:
Basic and diluted	$(0.62)				$(0.60)

Net (loss) from continuing operations per unit:
Basic and diluted	$(0.32)				$(0.31)

Weighted-average outstanding:
Common shares	8,625,523				8,625,523
Common units	723,269				723,269

Basic and diluted	9,348,792				9,348,792

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2016

	Wheeler REIT	Properties	Pro Forma Adjustments		Pro Forma Consolidated
	(D)	(E)	(C)
REVENUES:
Rental revenues	$33,164,924	$7,701,467	$601,652	(1)	$41,468,043
Asset management fees	854,857	—	—		854,857
Commissions	963,936	—	—		963,936
Tenant reimbursement	9,176,691	3,144,021	—		12,320,712

Total Revenues	44,160,408	10,845,488	601,652		55,607,548

OPERATING EXPENSES AND CERTAIN OPERATING EXPENSES OF THE ACQUIRED PROPERTY:
Property operations	11,898,190	3,996,560	—		15,894,750
Non-REIT management and leasing services	1,567,128	—	—		1,567,128
Depreciation and amortization	20,636,940	—	5,238,674	(2)	25,875,614
Provision for credit losses	424,925	—	—		424,925
Corporate general & administrative	9,924,361	322,325	—		10,246,686

Total Operating Expenses and Certain Operating Expenses of the Acquired Property	44,451,544	4,318,885	5,238,674		54,009,103

Operating Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	(291,136)	6,526,603	(4,637,022)		1,598,445

Interest Income	691,937	—	—		691,937
Interest expense	(13,356,111)	—	(2,760,102)	(3)	(16,116,213)

Net Income (Loss) from Continuing Operations Before Income Taxes	(12,955,310)	6,526,603	(7,397,124)		(13,825,831)

Income Tax Expense	(107,464)	—	—		(107,464)

Net Income (Loss) from Continuing Operations after Income Taxes	(13,062,774)	6,526,603	(7,397,124)		(13,933,295)

Less: Net income (loss) from continuing operations attributable to noncontrolling interests	(1,105,238)	—	(73,655)	(4)	(1,178,893)

Net Income (Loss) from Continuing Operations Attributable to Wheeler REIT	$(11,957,536)	$6,526,603	$(7,323,469)		$(12,754,402)

Net (loss) from continuing operations per share:
Basic and diluted	$(1.42)				$(1.51)

Net (loss) from continuing operations per unit:
Basic and diluted	$(1.60)				$(1.71)

Weighted-average outstanding:
Common shares	8,420,374				8,420,374
Common units	689,162				689,162

Basic and diluted	9,109,536				9,109,536

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro Forma Balance Sheet

A.	Reflects the unaudited consolidated balance sheet of the Company as of September 30, 2017 included in the Company’s Form 10-Q filed on November 9, 2017.

B.	Represents the estimated net cash proceeds from the issuance of 1,454,107 shares of Series D cumulative convertible preferred stock (“Series D preferred stock”) in connection with this offering, at a price to the public of $18.36 per share, equal to the closing price of the Series D preferred stock on January 8, 2018, after deducting the underwriting discounts and commissions and other estimated expenses of this offering and assuming that the underwriters do not exercise any of their option to purchase additional shares of Series D preferred stock.

C.	Represents the estimated pro forma effect of the Company’s $85.65 million acquisition of the Property, assuming it occurred on September 30, 2017. The Company has initially allocated the purchase price of the acquired Property to land, building and improvements, identifiable intangible assets, acquired liabilities, ground lease sandwich interest and restricted cash based on their preliminary estimated fair values. Identifiable intangibles include amounts allocated to above/below market leases, the value of in-place leases and ground lease sandwich interest, if any. The Company estimated fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results of the Property, known trends and specific market and economic conditions that may affect the Property. Factors considered by management in its analysis of estimating the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including tenant improvements and ground lease sandwich interest. Intangibles related to above/below market leases, in-place lease value and ground lease sandwich interest are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases.

Pro Forma Statements of Operations

A.	Reflects the unaudited consolidated statement of operations of the Company for the nine months ended September 30, 2017 included in the Company’s Form 10-Q filed on November 9, 2017, excluding discontinued operations.

B.	Amounts reflect the unaudited historical operations of the Property for the nine months ended September 30, 2017, unless otherwise noted.

C.	Represents the estimated unaudited pro forma adjustments related to the acquisition of the Property for the period presented.

(1)	Represents estimated amortization of above/below market leases which are being amortized on a straight-line basis over the remaining terms of the related leases.

(2)	Represents the estimated depreciation and amortization of the buildings and related improvements, ground lease sandwich interest and in place leases and resulting from the preliminary estimated purchase price allocation in accordance with accounting principles generally accepted in the United States of America. The buildings and site improvements are being depreciated on a straight-line basis over their estimated useful lives up to 40 years. The tenant improvements, ground lease sandwich interest, and in place leases are being amortized on a straight-line basis over the remaining terms of the related leases.

(3)	Represents expected interest expense on debt assumed at time of acquisition, which is expected to accrue interest at a rate of 4.95% per annum on $5.17 million and 4.49% per annum on $53.78 million maturing January 2026 and July 2023, respectively.

(4)	Represents the estimated additional income (loss) attributed to the acquisition of the Property for noncontrolling interest ownership.

D.	Reflects the consolidated statement of operations of the Company for the year ended December 31, 2016 included in the Company’s Form 10-K filed on February 28, 2017 with the exception of net loss from continuing operations per share and unit and the weighted average outstanding which have been adjusted for the 1 for 8 reverse stock split effective March 31, 2017.

E.	Amounts reflect the historical operations of the Property for the year ended December 31, 2016, unless otherwise noted.

PROSPECTUS

$100,000,000

Preferred Stock

This prospectus is part of a shelf registration statement. Under this shelf registration statement, we may from time to time offer shares of our preferred stock, without par value per share (the “Preferred Stock”) at prices and on terms determined at the time we offer the Preferred Stock, up to an aggregate public offering price of $100,000,000. We will provide the specific terms of these offers and sales by us in supplements to this prospectus.

The Preferred Stock may be sold directly, through agents designated from time to time by us, or through underwriters or dealers, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of the Preferred Stock to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of the Preferred Stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them, will be set forth, or will be calculable from the information set forth in the applicable prospectus supplement. See “Plan of Distribution.” Our net proceeds from the sale of the Preferred Stock also will be set forth in the relevant prospectus supplement. No Preferred Stock offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering.

Our common stock, $0.01 par value per share (the “Common Stock”) is listed on the Nasdaq Capital Market under the symbol “WHLR.” On August 23, 2016, the last reported sale price of our Common Stock was $1.75 per share. We have not yet determined whether other Preferred Stock that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such Preferred Stock upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our Preferred Stock involves significant risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2016

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as required by applicable law. Factors that could cause actual results to differ materially from any forward-looking statements made in this prospectus include, among others:

•	use of proceeds of any offering;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic areas;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	availability of investment opportunities in real estate-related investments;

•	changes in the values of our assets;

•	our ability to make distributions to our stockholders in the future;

•	our expected investments and investment decisions;

•	changes in interest rates and the market value of our target assets;

•	our ability to renew leases at amounts and terms comparable to existing lease agreements;

•	our ability to consummate the acquisition of real estate investment properties and the terms upon which we are able to consummate such acquisition;

•	our ability to proceed with potential development opportunities for us and third-parties;

•	effects of hedging instruments on our target assets;

•	our expected financing terms for the acquisition of real estate investment properties;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	availability of qualified personnel and management team;

•	the ability of our operating partnership and each of our other partnerships and limited liability companies to be classified as partnerships or disregarded entities for U.S. federal income tax purposes;

•	our ability to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our Preferred Stock and to classify or reclassify unissued shares of our Preferred Stock;

•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the section entitled “Wheeler Real Estate Investment Trust, Inc.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in our latest Annual Report on Form 10-K, as filed on March 10, 2016, which is incorporated by reference into this prospectus. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

Unless the context otherwise requires or indicates, references to the “company”, “we”, “our” or “us” refers to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Wheeler REIT, L.P., a Virginia limited partnership, of which we are the sole general partner, or the Operating Partnership.

We are a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. We target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property level cash flows.

We have an integrated team of professionals with experience across all stages of the real estate investment, development and re-development cycle. We internally handle, among other duties:

•	performing and administering our day-to-day operations;

•	determining investment criteria in conjunction with our Board of Directors;

•	sourcing, analyzing and executing asset acquisitions, sales and financings;

•	performing asset management duties;

•	performing property management duties;

•	performing leasing duties;

•	in-house and third-party development; and

•	performing financial and accounting management.

We were organized as a Maryland corporation on June 23, 2011 and elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 2012. We conduct substantially all of our business through the Operating Partnership, of which we are the sole general partner. We are structured as an UPREIT, which means that we own all of our properties through our Operating Partnership and its subsidiaries. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who can defer tax obligations by contributing properties to our Operating Partnership in exchange for Operating Partnership units, which will be redeemable for cash or exchangeable for shares of our Common Stock at our election.

Our headquarters is located at Riversedge North, 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Our website is located at www.WHLR.us. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement hereto.

RISK FACTORS

Investing in our Preferred Stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring any securities by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statement. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

Construction and development projects are subject to risks that materially increase the costs of completion.

In the event that we decide to develop and construct new properties or redevelop existing properties, we will be subject to risks and uncertainties associated with construction and development. These risks include, but are not limited to, risks related to obtaining all necessary zoning, land-use, building occupancy and other governmental permits and authorizations, risks related to the environmental concerns of government entities or community groups, risks related to changes in economic and market conditions between development commencement and stabilization, risks related to construction labor disruptions, adverse weather, acts of God or shortages of materials which could cause construction delays and risks related to increases in the cost of labor and materials which could cause construction costs to be greater than projected and adversely impact the amount of our development fees or our results of operations or financial condition.

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Northeast, Mid-Atlantic, Southeast and Southwest, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

Our properties are located in Alabama, Virginia, North Carolina, Florida, Georgia, South Carolina, West Virginia, Kentucky, Oklahoma, Tennessee and New Jersey, which exposes us to greater economic risks than if we owned a more geographically diverse portfolio. If there is a downturn in the economy in our markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected. We cannot assure you that our markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of retail properties. Our operations may also be affected if competing properties are built in our markets. Moreover, submarkets within any of our markets may be dependent upon a limited number of industries. Any adverse economic or real estate developments in the Mid-Atlantic, Northeast, Southeast or Southwest markets, or any decrease in demand for retail space resulting from the regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

As of June 30, 2016, we had approximately $256.7 million of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

As of June 30, 2016, our total indebtedness was approximately $256.7 million, a substantial portion of which is guaranteed by our Operating Partnership, and we may incur additional debt to finance future acquisition and development activities. Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may violate financial covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Large, regionally or nationally recognized tenants typically anchor our properties. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” or “go-dark” provisions, which, if triggered, may allow tenants to pay reduced rent, cease operations or terminate their leases, any of which could adversely affect our performance or the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on certain conditions, including: (1) the presence of a certain anchor tenant or tenants; (2) the continued operation of an anchor tenant’s store; and (3) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations, to terminate its lease early or to a reduction of its rent. In periods of prolonged economic decline, there is a higher than normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, certain of the leases at our retail properties contain “go-dark” provisions that allow the tenant to cease operations while continuing to pay rent. This could result in decreased customer traffic at the applicable retail property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or go-dark provisions in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable retail property could be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

As of June 30, 2016, leases representing approximately 8.15% of the square footage and approximately 8.7% of the annualized base rent of the properties in our portfolio will expire during the twelve months ending June 30, 2017, and an additional 6.21% of the square footage of the properties in our portfolio was available. We cannot assure you that leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow ability to make distributions and per share trading price of our securities could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our criteria, which may impede our growth and ability to pay dividends as expected.

Our business strategy involves the acquisition of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers, free-standing retail properties and development properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire properties identified as potential acquisition opportunities. Our ability to acquire properties on favorable terms, or at all, may be exposed to the following significant risks:

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

•	even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

•	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth and hinder our ability to pay dividends as expected.

We face significant competition for acquisitions of real properties, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

The current market for acquisitions continues to be extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

Our future acquisitions may not yield the returns we expect, and we may otherwise be unable to operate these properties to meet our financial expectations, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities.

Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	our cash flow may be insufficient to meet our required principal and interest payments or make expected distributions;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for cleanup of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our securities could be adversely affected.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning, environmental and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

High mortgage interest rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Failure to hedge effectively against interest rate changes may adversely affect financial condition, results of operations, cash flow and per share trading price of our securities.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. We currently do not have any hedges in place. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes could materially adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities. In addition, while such agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under generally accepted accounting principles in the United States of America.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit markets and general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our securities as a result of the following potential consequences, among others:

•	decreased demand for retail space, which would cause market rental rates and property values to be negatively impacted;

•	reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and

•	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense.

In addition, any economic downturn may adversely affect the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and internet retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

With the exception of our Riversedge North property, which houses our corporate offices, all of our improved properties are in the retail real estate market. This means that we are subject to factors that affect the retail sector generally, as well as the market for retail space. The retail environment and the market for retail space have been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing competition from discount retailers, outlet malls, internet retailers and other online businesses. Increases in consumer spending via the Internet may significantly affect our retail tenants’ ability to generate sales in their stores. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

Any of the foregoing factors could adversely affect the financial condition of our tenants and the willingness of retailers to lease space in our shopping centers. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our Common Stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities to be adversely affected.

To the extent adverse economic conditions continue in the real estate market and demand for retail space falls, we expect that, upon expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could cause an adverse effect to our financial condition, results of operations, cash flow and per share trading price of our securities.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, which could negatively impact our ability to generate cash flow growth.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in the Northeast, Mid-Atlantic, Southeast and Southwest real estate markets, a general economic downturn and the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

We have and may continue to acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

We have and in the future we may continue to acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our securities.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

•	unsuccessful development or redevelopment opportunities could result in direct expenses to us;

•	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

•	time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

•	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

•	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

•	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

•	our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

•	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and the per share trading price of our securities.

Our success depends on key personnel whose continued service is not guaranteed, and the loss of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

Our ability to manage anticipated future growth depends, in large part, upon the efforts of key personnel, particularly Mr. Wheeler, who has experience with the market, beneficial relationships and exercises substantial influence over our operational, financing, acquisition and disposition activity. Among the reasons that Mr. Wheeler is important to our success is that he has a national and regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lose his services, our relationships with such persons could diminish.

We may be subject to on-going or future litigation, including existing claims relating to the entities that own the properties described in this prospectus and otherwise in the ordinary course of business, which could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our securities.

We may be subject to on-going litigation, including existing claims relating to the entities that own the properties and operate the businesses described in this prospectus and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

We may not be able to rebuild our existing properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.

In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our properties.

Potential losses may not be covered by insurance or may exceed policy limits and we could incur significant costs and lose our equity in the damaged properties.

We carry comprehensive liability insurance policies, covering all of our properties. Our insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. If a loss or damages are suffered at one or more of our properties, our insurer may attempt to limit or void our coverage by arguing that the loss resulted from facts or circumstances not covered by our policy. Furthermore, if we experience a loss that is uninsured or that exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged or otherwise adversely affected properties as well as the anticipated future cash flows from those properties.

We have a limited operating history as a REIT and a publicly traded company. We have limited financing sources, and we may not be able to successfully operate as a REIT or a publicly traded company.

We have a limited operating history as a REIT and a publicly traded company. We cannot assure you that the past experience of Mr. Wheeler and our management team will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002 and REIT requirements imposed by the Code. Failure to operate successfully as a public company or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

Additionally, we have limited financing sources. If our capital resources are insufficient to support our operations, we will not be successful. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in the early stages of development. To be successful in this market, we must, among other things:

•	identify and acquire additional investments that further our investment strategies;

•	increase awareness of our REIT within the investment products market;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations; and

•	respond to competition for our targeted real estate properties and other investment as well as for potential investors.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Our estimated cash available for distribution is insufficient to cover our anticipated annual dividends and distributions paid from sources other than our cash flow from operations will result in us having fewer funds available for the acquisition of properties, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

Our operating cash flow currently is insufficient to cover our anticipated monthly and quarterly distributions to common stockholders and preferred stockholders. We have paid distributions from sources other than from our cash flow from operations. Until we acquire additional properties, we will not generate sufficient cash flow from operations to pay our anticipated monthly and quarterly distributions. Moreover, our board of directors may change this policy, in its sole discretion, at any time.

By funding distributions from our cash on hand or borrowings we will have less funds available for acquiring properties. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of offerings may affect our ability to generate cash flows. Funding distributions from the sale of securities could dilute your interest in us if we sell shares of our

Common Stock or securities convertible or exercisable into shares of our Common Stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you, any or all of which may have an adverse effect on your investment.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between our co-venturers and us.

We may co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Consequently, with respect to any such arrangement we may enter into in the future, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, a sale or transfer by us to a third party of our interests in the joint venture may be subject to consent rights or rights of first refusal, in favor of our joint venture partners, which would in each case restrict our ability to dispose of our interest in the joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and, in the current volatile credit market, the refinancing of such debt may require equity capital calls.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our securities.

Recently, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Failure by any major tenant to make rental payments to us, because of a deterioration of its financial condition, a termination of its lease, a non-renewal of its lease or otherwise, could seriously harm our results of operations.

At June 30, 2016, approximately 40.07% of the contractual base rental revenue of our total portfolio was derived from our ten largest tenants. Our largest tenant Bi-Lo/Winn Dixie accounted for approximately 17.66% of the contractual base rental revenue of our total portfolio at June 30, 2016. At any time, our tenants may experience a downturn in their businesses that may significantly weaken their financial condition, whether as a result of general economic conditions or otherwise. As a result, our tenants may fail to make rental payments when due, delay lease commencements, decline to extend or renew leases upon expiration or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases or the failure to renew a lease and the loss of rental income attributable to the terminated leases. The occurrence of any of the situations described above could materially adversely affect our results of operations.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In providing financing to us, a lender may impose restrictions on us that would affect our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our distribution and operating policies. In general, we expect that our loan agreements will restrict our ability to encumber or otherwise transfer our interest in the respective property without the prior consent of the lender. Such loan documents may contain other negative covenants that may limit our ability to discontinue insurance coverage or impose other limitations. Any such restriction or limitation may limit our ability to make distributions to you. Further, such restrictions could make it difficult for us to satisfy the requirements necessary to qualify as a REIT.

Certain events may expose us to the risk of default under our debt obligations.

Portions of the documentation for certain of the loans secured by properties in our portfolio are vaguely drafted and subject to multiple interpretations, and certain of our financing activities could be interpreted to violate covenants in some of our loan agreements. To the extent a court or arbiter were to agree that those interpretations are accurate, the applicable lender could have the ability to accelerate such debt obligations. If any one of these events were to occur, our financial condition, results of operations, liquidity, ability to make distributions and trading price of our securities could be adversely affected.

The federal government’s “green lease” policies may adversely affect us.

In recent years, the federal government has instituted “green lease” policies that allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the General Services Administration to prefer buildings for lease that have received an “Energy Star” label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants.

Technological developments may impact customer traffic at certain tenants’ stores and ultimately sales at such stores.

We may be adversely affected by developments of new technology that may cause the business of certain of our tenants to become substantially diminished or functionally obsolete, with the result that such tenants may be unable to pay rent, become insolvent, file for bankruptcy protection, close their stores or terminate their leases. Examples of the potentially adverse effects of new technology on retail businesses include, amongst other things, the advent of online movie rentals on video stores, the effect of e-books and small screen readers on book stores, and increased sales of many products online.

Substantial recent annual increases in online sales have also caused many retailers to sell products on line on their websites with pick-ups at a store or warehouse or through deliveries. With special reference to our principal tenants, online grocery orders are available and especially useful in urban areas, but have not yet become a major factor affecting grocers in our portfolio.

Natural disasters and severe weather conditions could have an adverse impact on our cash flow and operating results.

Some of our properties could be subject to potential natural or other disasters. In addition, we may acquire properties that are located in areas that are subject to natural disasters, such as earthquakes and droughts. Properties could also be affected by increases in the frequency or severity of tornados, hurricanes or other storms, whether such increases are caused by global climate changes or other factors. The occurrence of natural disasters or severe weather conditions can increase investment costs to repair or replace damaged properties, increase operating costs, increase future property insurance costs, and/or negatively impact the tenant demand for lease space. If insurance is unavailable to us, or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses from such events, our earnings, liquidity and/or capital resources could be adversely affected.

Risks Related to the Real Estate Industry

There are inherent risks associated with real estate investments and with the real estate industry, each of which could have an adverse impact on our financial performance and the value of our properties.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Our financial performance and the value of our properties can be affected by many of these factors, including the following:

•	adverse changes in financial conditions of buyers, sellers and tenants of our properties, including bankruptcies, financial difficulties or lease defaults by our tenants;

•	the national, regional and local economy, which may be negatively impacted by concerns about increasing interest rates, inflation, deflation and government deficits, high unemployment rates, decreased consumer confidence, industry slowdowns, reduced corporate profits, liquidity concerns in our markets and other adverse business concerns;

•	local real estate conditions, such as an oversupply of, or a reduction in, demand for retail space and the availability and creditworthiness of current and prospective tenants;

•	vacancies or ability to rent retail space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options;

•	changes in operating costs and expenses, including, without limitation, increasing labor and material costs, insurance costs, energy prices, environmental restrictions, real estate taxes and costs of compliance with laws, regulations and government policies, which we may be restricted from passing on to our tenants;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of our properties, to obtain financing on favorable terms or at all;

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly traded REITs and institutional investment funds;

•	inability to refinance our indebtedness, which could result in a default on our obligation;

•	the convenience and quality of competing retail properties;

•	inability to collect rent from tenants;

•	our ability to secure adequate insurance;

•	our ability to secure adequate management services and to maintain our properties;

•	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, government fiscal policies and the Americans with Disabilities Act of 1990 (the “ADA”); and

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, wind damage and floods, which may result in uninsured and underinsured losses.

In addition, because the yields available from equity investments in real estate depend in large part on the amount of rental income earned, as well as property operating expenses and other costs incurred, a period of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults among our existing leases, and, consequently, our properties, including any held by joint ventures, may fail to generate revenues sufficient to meet operating, debt service and other expenses. As a result, we may have to borrow amounts to cover fixed costs, and our financial condition, results of operations, cash flow, per share market price of our securities and ability to satisfy our principal and interest obligations and to make distributions to our stockholders may be adversely affected.

Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and the per share trading price of our securities.

Our ability to pay expected dividends to our stockholders depends on our ability to complete future acquisitions as well as our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “—Risks Related to Our Business and Operations,” as well as the following:

•	local oversupply or reduction in demand for retail space;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

•	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;

•	decreases in the underlying value of our real estate;

•	changing submarket demographics; and

•	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

Although we believe we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. The amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted, and our ability to pay any expected dividends to our stockholders could be adversely affected.

Our properties may contain asbestos or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to our stockholders.

We are required by federal regulations with respect to our properties to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials (“ACMs”), and potential ACMs. We may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs at our properties as a result of these regulations. The regulations may affect the value of any of our properties containing ACMs and potential ACMs. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a property.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions.

The presence of ACMs or significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the ACMs or mold from the affected property. In addition, the presence of ACMs or significant mold could expose us to claims of liability to our tenants, their or our employees, and others if property damage or health concerns arise.

Acquired properties may be located in new markets where we may face risks associated with investing in an unfamiliar market.

We may acquire properties in markets that are new to us. When we acquire properties located in new markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. We work to mitigate such risks through extensive diligence and research and associations with experienced service providers. However, there can be no guarantee that all such risks will be eliminated.

We may acquire properties with lock-out provisions, or agree to such provisions in connection with obtaining financing, which may prohibit us from selling or refinancing a property during the lock-out period.

We may acquire properties in exchange for common units of our Operating Partnership and agree to restrictions on sales or refinancing, called “lock-out” provisions, which are intended to preserve favorable tax treatment for the owners of such properties who sell them to us. In addition, we may agree to lock-out provisions in connection with obtaining financing for the acquisition of properties. Lock-out provisions could materially restrict us from selling, otherwise disposing of or refinancing properties. These restrictions could affect our ability to turn our investments into cash and thus affect cash available for distributions to our stockholders. Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders and, therefore, could adversely impact the market value of our Common Stock. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Additionally, we possess Phase I Environmental Site Assessments for all of the properties in our portfolio. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations, hazardous materials surveys or lead-based paint inspections or asbestos inspections) and may have failed to identify all environmental conditions or concerns. Furthermore, the Phase I Environmental Site Assessment reports for all of the properties in our portfolio are limited to the information available to the licensed site professional at the time of the investigation, and, as such, may not disclose all potential or existing environmental contamination liabilities at the properties in our portfolio arising after the date of such investigation. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations, cash flow and the per share trading price of our Common Stock. Some of the Phase I Environmental Site Assessments in our possession indicate the possibility of lead-based paint and asbestos containing materials located on and within buildings on some of our properties and polychlorinated biphenyl-containing electrical transformers located or adjacent to some of our properties. However, management believes that the potential liabilities resulting from removing these items would be immaterial.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance. Also, we could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to you or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

The properties in our portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

In addition, federal and state laws and regulations, including laws such as the ADA and the Fair Housing Amendment Act of 1988 (the “FHAA”), impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in our portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

Risks Related to Our Organization Structure

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Virginia law and the partnership agreement of our Operating Partnership (the “Partnership Agreement”) in connection with the management of our Operating Partnership. Our fiduciary duties and obligations as the general partner of our Operating Partnership may come into conflict with the duties of our directors and officers to our company.

Under Virginia law, a general partner of a Virginia limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the Partnership Agreement or Virginia law consistently with the obligation of good faith and fair dealing. The Partnership Agreement provides that, in the event of a conflict between the interests of our Operating Partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our Operating Partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its Partnership Agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its partners.

Additionally, the Partnership Agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and our designees from and against any and all claims that relate to the operations of our Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the Partnership Agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

We may pursue less vigorous enforcement of terms of the contribution and subscription agreements or purchase and sale agreements with members of our management and our affiliates because of our dependence on them and conflicts of interest.

Mr. Wheeler has in the past and may in the future be a party, whether directly or indirectly, to contribution and subscription agreements or purchase and sale agreements with us pursuant to which we acquired or will acquire interests in properties and assets. In addition, our other executive officers are parties to employment agreements with us. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our management and their affiliates, which could negatively impact our stockholders.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, while our board of directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regard to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our Common Stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

We are a holding company with no direct operations and, as such, we will rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through our Operating Partnership. We do not have, apart from an interest in our Operating Partnership, any independent operations. As a result, we will rely on distributions from our Operating Partnership to pay any dividends we might declare on shares of our Common Stock. We will also rely on distributions from our Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our Operating Partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our Operating Partnership’s and our other subsidiaries’ liabilities and obligations have been paid in full.

Our Operating Partnership may issue additional partnership units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our Operating Partnership and would have a dilutive effect on the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

As of June 30, 2016, we own 88.05% of the outstanding common units of our Operating Partnership, and we may, in connection with our acquisition of properties or otherwise, issue additional partnership units to third parties. Such issuances would reduce our ownership percentage in our Operating Partnership and affect the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own partnership units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our Operating Partnership.

Loss of exclusion from regulation pursuant to the Investment Company Act of 1940 would adversely affect us.

We conduct our operations so that our company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940, or the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test.

We conduct our operations so that our company and most, if not all, of our subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each subsidiary with this test. In addition, we believe that neither our company nor any of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily, or propose to engage primarily, or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company and its subsidiaries are primarily engaged in non-investment company businesses related to real estate. Our business will be materially and adversely affected if we fail to qualify for this exclusion from regulation pursuant to the Investment Company Act.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our Common Stock.

We have elected to be taxed, and we operate in a manner that will allow us to qualify, as a REIT for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal

Revenue Service (the “IRS”) that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Therefore, we cannot assure you that we qualify as a REIT, or that we will remain qualified as such in the future. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for five taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the value of our Common Stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we continue to qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions they operate.

If our Operating Partnership fails to continue to qualify as a partnership for U.S. federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will continue to be treated as a partnership for U.S. federal income tax purposes. As a partnership, our Operating Partnership will not be subject to U.S. federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to continue to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to continue to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

To continue to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then- prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our Common Stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow, ability to make distributions to our stockholders and per share trading price of our securities.

We may in the future choose to pay dividends in our securities, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in our securities. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. For more information on the tax consequences of distributions with respect to our securities, see “Material U.S. Federal Income Tax Considerations.” Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, such sales may have an adverse effect on the per share trading price of our securities.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the 20% rate. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the 20% rate continues to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the per share trading price of our Common Stock.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% excise tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Legislative or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the U.S. federal income tax consequences of such qualification.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the Preferred Stock for general corporate purposes, which may include the repayment of indebtedness and investment in retail and development related properties.

RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to combined fixed charges and Preferred Stock dividends for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 and for the six months ended June 30, 2016 are set forth below.

	(unaudited) Six months ended June 30,	Year ended December 31,
	2016	2015	2014	2013	2012	2011
Earnings:
Net loss from continuing operations	$(7,337,890)	$(21,377,297)	$(12,053,474)	$(3,857,915)	$(1,205,472)	$(554,599)
Add:
Fixed charges	6,203,674	9,758,842	6,813,426	2,497,811	966,113	805,969
Less: Net loss attributable to non-controlling interests	645,787	1,252,723	1,195,560	714,972	43,880	—

Total earnings	$(488,429)	$(10,365,732)	$(4,044,488)	$(645,132)	$(195,479)	$251,370

Fixed charges:
Interest expense	$5,338,051	$8,389,195	$5,940,659	$2,227,168	$906,168	$805,969
Amortization of deferred loan costs related to mortgage indebtedness	865,623	1,369,647	872,767	270,643	59,945	—

Total fixed charges	6,203,674	9,758,842	6,813,426	2,497,811	966,113	805,969

Preferred dividends	1,022,599	13,627,532	2,718,257	141,418	—	—

Total combined fixed charges and preferred dividends	$7,226,273	$23,386,374	$9,531,683	$2,639,229	$966,113	$805,969

Ratio of earnings to combined fixed charges and preferred dividends(A)	(0.07)	(0.44)	(0.42)	(0.24)	(0.20)	0.31

(A)	The computation of our ratios of earnings to combined fixed charges and Preferred Stock dividends indicates that earnings were inadequate to cover combined fixed charges and Preferred Stock dividends by approximately $7.7 million, $33.8 million, $13.6 million, $3.3 million, and $1.2 million for the six months ended June 30, 2016 and the twelve months ended December 31, 2015, 2014, 2013, and 2012, respectively.

DESCRIPTION OF SECURITIES

General

Our charter, as amended, provides that we may issue a maximum of 150,000,000 shares of Common Stock, and 15,000,000 shares of Preferred Stock. Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock and classify any unissued shares of Preferred Stock. As of August 23, 2016, 67,889,351 shares of our Common Stock, 562 shares of our Series A Preferred Stock, without par value per share (“Series A Preferred Stock”), and 1,701,950 shares of our Series B Preferred Stock, without par value per share (“Series B Preferred Stock”) were issued and outstanding. Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

As of August 23, 2016, there were outstanding (i) 2,635,025 warrants that are exercisable for 2,635,025 shares of our Common Stock and (ii) 5,751,908 units of our Operating Partnership, with each unit exchangeable for one share of our Common Stock, or, at our option, the cash value of one share of our Common Stock. In addition, 6,000,000 shares of our Common Stock may be issued upon exercise of a warrant, solely in the event of a default under a loan agreement in which we serve as a guarantor. Other than those described in the previous sentence, there are no outstanding warrants or rights of any other kind in respect of our Common Stock.

Common Stock

The following description of the Common Stock sets forth the general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion of debt securities or Preferred Stock or upon the exercise of common stock warrants. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of assets legally available therefore and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past dividend periods, no dividends shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, by us with respect to any shares of Common Stock.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our Common Stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights. Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our Board of Directors to reclassify any unissued shares of our Common Stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

On August 23, 2016, the closing price of our Common Stock reported on the Nasdaq Stock Market was $1.75 per share.

Preferred Stock

Our board of directors is authorized, subject to limitations imposed by Delaware law, to issue up to a total of 15,000,000 shares of Preferred Stock in one or more series, without stockholder approval, unless stockholder approval is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted. Our board is authorized to establish from time to time the number of shares to be included in each series and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

This prospectus describes certain general terms and provisions of our Preferred Stock. When we offer to sell a particular series of Preferred Stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of Preferred Stock. The Preferred Stock will be issued under a certificate of designations relating to each series of Preferred Stock and is also subject to our certificate of incorporation. The certificate of designations will be filed with the SEC in connection with an offering of Preferred Stock.

The prospectus supplement will describe the terms of any Preferred Stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any restriction on the repurchase or redemption of shares by us while there is any arrearage in the payment of dividends or sinking fund installments;

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies, including composite currencies, in which the Preferred Stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of the Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•	whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which the Preferred Stock is convertible or exchangeable, and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the Preferred Stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of Preferred Stock offered will be fully paid and non-assessable. Any shares of Preferred Stock that are issued will have priority over the Common Stock with respect to dividend or liquidation rights or both.

The transfer agent for each series of Preferred Stock will be described in the relevant prospectus supplement.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our Board of Directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our Common Stock or Preferred Stock and to classify or reclassify unissued shares of our Common Stock or Preferred Stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of Common Stock and Preferred Stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our Common Stock or Preferred Stock or that our common or preferred stockholders otherwise believe to be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Due to limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our Common Stock or Preferred Stock more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock (the “Ownership Limits”) that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our Common Stock or Preferred Stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our Common Stock or Preferred Stock that are not treated as outstanding for federal income tax purposes. A person or entity that would have acquired beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our Common Stock or Preferred Stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, our Common Stock or Preferred Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding Common Stock or Preferred Stock and thereby violate the applicable ownership limit.

Our Board of Directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the Ownership Limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our Board of Directors determines that:

•	such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

•	subject to certain exceptions, the person does not and will not own, beneficially or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to constructively own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our Board of Directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling, in either case in form and substance satisfactory to our Board of Directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations above. Our Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an Ownership Limit or at any other time, our Board of Directors may, in its sole and absolute discretion, increase or decrease one or both of the Ownership Limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased Ownership Limit. Our Board of Directors may not increase or decrease any Ownership Limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us constructively owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, if the income we derive from such tenant taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the Ownership Limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The Ownership Limits and other restrictions on ownership and transfer of our stock described above will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the Ownership Limits or such other limit established by our Board of Directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the Nasdaq Stock Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and the last reported sale price on the Nasdaq Stock Market on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares, without violating the Ownership Limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the Nasdaq Stock Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our Board of Directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our Board of Directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our Common Stock or Preferred Stock that our stockholders believe to be in their best interest.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a Board of Directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a Board of Directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our Board of Directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors:

(1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our Board of Directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we currently (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our Board of Directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Transfer Agent and Registrar

The transfer agent and registrar for our (a) shares of Common Stock, (b) Series A Preferred Stock, and (c) Series B Preferred Stock is Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company. For purposes of this discussion, references to “we,” “our” and “us” mean only Wheeler Real Estate Investment Trust, Inc., and do not include any of our subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the IRS; and

•	court decisions,

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of Preferred Stock or our election to be taxed as a REIT.

The following summary describes the principal U.S. federal income tax consequences to you of purchasing, owning and disposing of Preferred Stock. Unless otherwise expressly noted below in “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders,” this discussion addresses only holders of Preferred Stock who are U.S. Stockholders (as defined below). This summary assumes you hold Preferred Stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding Preferred Stock through a partnership or other pass-through entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign governments and international organizations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding Preferred Stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	U.S. Stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing Preferred Stock, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the Preferred Stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. Stockholder,” we mean a beneficial owner of Preferred Stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Preferred Stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Preferred Stock are encouraged to consult their tax advisors.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of Preferred Stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2012. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2012, and we intend to continue to operate in a manner that will allow us to qualify in the future. Williams Mullen, a Professional Corporation (Richmond, Virginia) (“Williams Mullen”) has acted as our special tax counsel and will render an opinion to the affect that, commencing with our taxable year ended December 31, 2012, we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and our current and proposed operations will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2016 and thereafter. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Provided we continue to qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and with respect to which we make a foreclosure property election.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% or 95% gross income tests, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of the amount by which we fail to satisfy the 75% or 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% value test, or the 10% vote test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period (or, for assets acquired between January 1, 2015 and August 7, 2016, the five-year period) beginning on date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, any subsidiaries that are C corporations, including our taxable REIT subsidiaries (“TRSs”), such as Wheeler Real Estate LLC (“Wheeler Real Estate”), Wheeler Interests LLC (“Wheeler Interests”) and Wheeler Development LLC (“Wheeler Development”), generally will be required to pay federal corporate income tax on their earnings.

•	Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a TRS of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

•	Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in the Preferred Stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous year, which election has not been revoked or terminated and satisfied all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as a part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

We believe that we have been organized, have operated and have issued sufficient shares of Common Stock and Preferred Stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Description of Securities—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have used and will continue to use a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% value test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We control our Operating Partnership and its subsidiary partnerships and subsidiary limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs. We have three TRSs, Wheeler Real Estate, Wheeler Interests and Wheeler Development. Wheeler Real Estate is a real estate leasing, management and administration firm. Wheeler Interests is an acquisition and asset management firm. Wheeler Development is a development company that specializes in ground-up development, redevelopment of mature centers, phase two developments for existing centers and build-to-suit projects for selecting tenants. We may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT or qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities as more fully described below under “—Income Tests,” a TRS may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT. A TRS is subject to U.S. federal, state and local income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% value test, or the 10% vote test as described below. See “—Asset Tests.” Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the 1934 Act) is treated as a “real estate asset” for the asset tests for taxable years beginning after December 31, 2015, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales. Although some of our leases provide for payment of rent based in part on a fixed percentage of gross receipts, none of our leases provide for rent that is based on the income or profits of any person;

•	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility or qualified health care property and such property is operated on behalf of the TRS by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a TRS; and

•	We generally must not operate or manage our real property or furnish or render noncustomary services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not derive revenue. We may own up to 100% of the stock of a TRS that may provide customary and noncustomary services directly to our tenants without tainting the rental income from the leased property. Any amounts we receive from a TRS with respect to the TRS’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test. We need not provide services through an independent contractor or a TRS, but may instead provide the services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide a minimal amount of services not described in prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Examples of these services that we may provide directly and that are not described in the prior sentence include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.

We generally do not intend, and as a general partner of our Operating Partnership, do not intend to permit our Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily (1) to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, (2) to manage risk of currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or, (3) after December 31, 2015, to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property is disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our TRSs pay dividends, we generally will derive our allocable share of such dividend income through our interest in our Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company— General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income will be disregarded for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, redetermined TRS service income, or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income is income that is understated as a result of any services provided to us, or on our behalf, by a TRS of ours. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property, interests in mortgages on real property, and, for taxable years beginning after December 31, 2015, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”), shares (or transferable certificates of beneficial interest) in other REITs and debt instruments of “publicly offered REITs,” as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by securities (including securities of one or more TRSs), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”), we may not own more than 10% value of the any one issuer’s outstanding securities (the “10% value test”) and we may not own more than 10% of the voting power of any one issuer (the “10% vote test”). Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, “straight debt,” securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more TRS. We currently have three TRSs, and we may acquire securities in other TRSs in the future. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% value test, or the 10% vote test with respect to our ownership of their securities. We intend that the aggregate value of our TRSs will not exceed 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets.

Fifth, for taxable years beginning after December 31, 2015, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.

We believe that our assets have allowed us to comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value. If the IRS were to disagree with our determination of the value of certain of our assets, we could fail one or more of the foregoing asset tests, which could cause us to fail to qualify as a REIT unless we satisfied one of the cure provisions described below.

If we fail to satisfy an asset test because we acquire nonqualifying securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% asset test, the 10% value test, and the 10% vote test if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% asset test, the 10% value test, and the 10% vote test, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests at the close of each calendar quarter, there can be no assurance that we will always be successful, or will not require a reduction in our Operating Partnership’s overall interest in an issuer (including in our TRSs). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period (or, for assets acquired between January 1, 2015 and August 7, 2016, the five-year period) following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.

In order for distributions prior to January 1, 2015 to be taken into account for purposes of our distribution requirement, the amount distributed must not have been preferential—i.e., every stockholder of the class of stock to which a distribution is made must have been treated the same as every other stockholder of that class, and no class of stock may have been treated other than according to its dividend rights as a class. However, for taxable years beginning after December 31, 2014, the preferential dividend rule no longer applies to “publicly offered REITs.” Thus, so long as we continue to qualify as a “publicly offered REIT,” the preferential dividend rule will not apply to our 2015 and subsequent taxable years.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the limited partnership agreement of our Operating Partnership, or the Partnership Agreement, authorizes us, as general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments will be held indirectly through our Operating Partnership. In addition, our Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities that are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. For taxable years beginning after December 31, 2017, however, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary.

We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests (other than the 10% value test), we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our Operating Partnership and any subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our Operating Partnership may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our Operating Partnership could be classified as a publicly traded partnership.

If our Operating Partnership does not qualify for the 100 Partner Safe Harbor, interests in our Operating Partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our Operating Partnership transferred during any taxable year of our Operating Partnership does not exceed 2% of the total interests in our Operating Partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our Operating Partnership are excluded from the determination of the percentage interests in capital or profits of our Operating Partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our Operating Partnership’s capital or profits. We, as general partner of our Operating Partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our Operating Partnership that would cause our Operating Partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our Operating Partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. The Partnership Agreement generally provides that allocations of net income to holders of common units generally will be made proportionately to all such holders in respect of such units. Certain limited partners will have the opportunity to guarantee debt of our Operating Partnership, indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our Operating Partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our Operating Partnership, which net loss would have otherwise been allocable to us. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally carries over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The Partnership Agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book- tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Federal Income Tax Considerations for U.S. Stockholders

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. Stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our Preferred Stock dividends and then to our Common Stock dividends. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals.

To the extent that we make distributions on the Preferred Stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. Stockholder. This treatment will reduce the U.S. Stockholder’s adjusted tax basis in such Preferred Stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Stockholder’s adjusted tax basis in its Preferred Stock will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the Preferred Stock has been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our stock and partially paid in cash, will be taxable to the recipient U.S. Stockholder to the same extent as if paid in cash.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our U.S. Stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. Stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. Stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its Preferred Stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Stockholder of Preferred Stock will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Stockholder may elect to treat capital gain dividends, capital gains from the disposition of Preferred Stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Preferred Stock. If a U.S. Stockholder sells or disposes of Preferred Stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the Preferred Stock. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such Preferred Stock for more than one year. However, if a U.S. Stockholder recognizes a loss upon the sale or other disposition of Preferred Stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. Stockholder received distributions from us which were required to be treated as long-term capital gains.

Conversions of Preferred Stock. Except as provided below, (1) a U.S. Stockholder generally will not recognize gain or loss upon the conversion of Preferred Stock (if convertible) into our Common Stock, and (2) a U.S. Stockholder’s basis and holding period in our Common Stock received upon conversion generally will be the same as those of the converted Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any shares of our Common Stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted Preferred Stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Stockholder has held the Preferred Stock for more than one year at the time of conversion. U.S. Stockholders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges shares received on a conversion of Preferred Stock for cash or other property.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.”

Medicare Tax on Unearned Income. Certain U.S. Stockholders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of Preferred Stock. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of Preferred Stock.

New Legislation Relating to Foreign Accounts. Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate generally will be imposed on dividends paid to certain U.S. Stockholders who own our capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2018, on proceeds from the sale of our capital stock received by U.S. Stockholders who own our capital stock through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting and Backup Withholding. We are required to report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. They are subject, however, to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, dividend income from us and gain arising upon a sale of Preferred Stock generally should not be UBTI, to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds the Preferred Stock as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in the Preferred Stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Preferred Stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of our stock. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of Preferred Stock by non-U.S. Stockholders. The term “non-U.S. Stockholder” means a beneficial owner of Preferred Stock that is not a U.S. Stockholder or partnership (or an entity or arrangement treated as a partnership for federal income tax purposes). These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. Stockholder in light of its particular circumstances. We urge non-U.S. Stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of Preferred Stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of “United States real property interests” (as defined below) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. Stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. stockholder to be exempt from withholding under the effectively connected income exemption or to claim a lower withholding tax rate under an applicable tax treaty. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. Stockholders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. Stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. Stockholder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. Stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s Preferred Stock, but rather will reduce the adjusted basis of such Preferred Stock. To the extent that such distributions exceed the non-U.S. Stockholder’s adjusted basis in such Preferred Stock, they will give rise to gain from the sale or exchange of such Preferred Stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to a non-U.S. Stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a “United States real property interest” (as defined below), generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in the Preferred Stock is treated as effectively connected with the non-U.S. Stockholder’s U.S. trade or business, in which case the non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, except that a non-U.S. Stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. Stockholder that are attributable to gain from sales or exchanges by us of “United States real property interests,” or USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. Stockholders would generally be taxed at the same rates applicable to U.S. Stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in Treasury Regulations) of any distribution to non-U.S. Stockholders that is designated as a capital gain dividend or, if greater, 35% of any distribution to non-U.S. Stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. Stockholder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. Stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. We believe the Preferred Stock are “regularly traded” on an established securities market in the United States. In addition, any distribution to a non-U.S. Stockholder that is a “qualified shareholder” or “qualified foreign pension fund” who holds REIT stock directly or indirectly (through one or more partnerships), as discussed below, is not subject to FIRPTA. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

A “qualified shareholder” is a foreign person that (1) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (2) is a “qualified collective investment vehicle” (defined below), and (3) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above. A “qualified collective investment vehicle” is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation,” or USRPHC, if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (1) which is created or organized under the law of a country other than the United States, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by stockholders generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. Stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. Stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Preferred Stock. Gain recognized by a non-U.S. Stockholder upon the sale, exchange or other taxable disposition of Preferred Stock generally will not be subject to U.S. federal income taxation unless such Preferred Stock constitute USRPI. In general, stock of a domestic corporation that constitutes a USRPHC will constitute a USRPI. We expect that we will continue to be a USRPHC. The Preferred Stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. Stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our Common Stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of Preferred Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. Stockholder if either (a) the investment in Preferred Stock is treated as effectively connected with the non-U.S. Stockholder’s U.S. trade or business or (b) the non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of Preferred Stock (subject to the 10% exception applicable to “regularly traded” stock and exceptions for “qualified shareholders” and “qualified foreign pension funds” described below), a non-U.S. Stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if (1) the non-U.S. Stockholder disposes of Preferred Stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. Stockholder sells Preferred Stock, gain arising from the sale or other taxable disposition by a non-U.S. Stockholder of Preferred Stock would not be subject to U.S. federal income taxation under FIRPTA as a sale of a USRPI if:

•	the Preferred Stock is of a class of our stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq; and

•	such non-U.S. Stockholder owned, actually and constructively, 10% or less of such class of stock throughout the five-year period ending on the date of the sale or exchange.

In addition, a sale of Preferred Stock by a “qualified shareholder” or a “qualified foreign pension fund” who holds such Preferred Stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. As with distributions, however, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of Preferred Stock.

If gain on the sale, exchange or other taxable disposition of Preferred Stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of Preferred Stock were subject to taxation under FIRPTA, and if the Preferred Stock were of a class of our stock that is not “regularly traded” on an established securities market, the purchaser of Preferred Stock would generally be required to withhold and remit to the IRS 15% of the purchase price. If amounts so withheld on a sale, exchange, or other taxable disposition of the Preferred Stock exceeds the non-U.S. Stockholder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against the non-U.S. Stockholder’s United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service on a timely basis. However, amounts withheld on any sale, exchange, or other taxable disposition of Preferred Stock may not satisfy a non-U.S. Stockholder’s entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability. As noted above, we believe the Preferred Stock is “regularly traded” on an established securities market.

Information Reporting and Backup Withholding Tax. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. Stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. Stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. Stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of Preferred Stock made to a non-U.S. Stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. Stockholder is a U.S. person. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

New Legislation Related to Foreign Accounts. Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on Preferred Stock received by certain non-U.S. Stockholders if they held such Preferred Stock through foreign entities that fail to meet certain disclosure requirements related to U.S. persons that either have accounts with such entities or own equity interests in such entities. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of

Preferred Stock received after December 31, 2018 by certain non-U.S. Stockholders. If payment of withholding taxes is required, non-U.S. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in the Preferred Stock.

PLAN OF DISTRIBUTION

We may sell the Preferred Stock through underwriters for public offer and sale by them, and also may sell the Preferred Stock offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Preferred Stock will be named in the applicable prospectus supplement.

Underwriters may offer and sell the Preferred Stock at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Preferred Stock upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the Preferred Stock, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Preferred Stock for whom they may act as agent. Underwriters may sell the Preferred Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters or agents in connection with an offering of the Preferred Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the Preferred Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Preferred Stock may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase the Preferred Stock from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of the Preferred Stock sold pursuant to delayed delivery contracts shall not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made and include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the Preferred Stock covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Preferred Stock are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the Preferred Stock less the principal amount thereof covered by delayed delivery contracts.

During such time as we may be engaged in a distribution of the Preferred Stock covered by this prospectus the Company is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

LEGAL MATTERS

Haneberg Hurlbert PLC (Richmond, Virginia) has issued an opinion about certain legal matters with respect to the Preferred Stock that is offered hereby. Williams Mullen has issued an opinion about certain legal matters in connection with our status as a REIT for U.S. federal income tax purposes.

EXPERTS

The consolidated balance sheets of Wheeler Real Estate Investment Trust, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity and cash flows for each of the years in the three year period ended December 31, 2015 incorporated by reference into this prospectus and registration statement, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address or telephone number:

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

This prospectus is part of the registration statement and does not contain all the information included in the registration statement and all its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all its exhibits and schedules that we have filed with the SEC, at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mailing the SEC at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

STRATEGIC INVESTOR

Overview

We refer to Westport Capital Partners LLC, a Connecticut limited liability company, as agent on behalf of certain funds and accounts, as our “Anchor Investor.” Pursuant to the terms of that certain Shareholder Rights Agreement, dated as March 19, 2015, between the Anchor Investor and us (the “Shareholder Rights Agreement”), we agreed to make certain arrangements with our Anchor Investor, which agreements are summarized in material part below.

Director Designation

Pursuant to the terms of the Shareholder Rights Agreement, we agreed to maintain a Board of Directors having no more than nine members (except as noted below), and the Anchor Investor has the right to designate one nominee for election by our shareholders as a director to our Board of Directors for so long as the Anchor Investor beneficially owns 4.9% or greater of our outstanding Common Stock (the “Anchor Designation Right”).

Investor Rights; Preemptive Right

If, on or after March 19, 2018, (the “Oversight Right Measurement Date”), the last reported sales price of our Common Stock on the Nasdaq Capital Market or any national securities exchange on which our Common Stock is then listed has not exceeded $3.45 per share (subject to certain adjustments as set forth in the Shareholder Rights Agreement) during any consecutive ten trading day period during the 180 days prior to the Oversight Right Measurement Date and the Anchor Investor (or funds and/or accounts managed by the Anchor Investor) continues to own 4.9% or greater of our outstanding Common Stock, the Anchor Investor will have a right (the “Oversight Right”) to require us to submit quarterly business plans reasonably prepared and in good faith setting forth all material business activities planned for each ensuing fiscal quarter to the Anchor Investor. The Oversight Right must be exercised by written notice to us by the Anchor Investor within 10 days after the Oversight Right Measurement Date. To the extent that any expenditures or other items relating to the income statement, balance sheet or cash flows set forth in the quarterly business plan for any particular fiscal quarter deviate from the initial quarterly business plan by 5.0% or greater, the Shareholder Rights Agreement will prohibit us from making such expenditure or taking any such action, and from adopting such quarterly business plan, unless we receive the Anchor Investor’s approval, which may be given or withheld in the Anchor Investor’s sole discretion. To the extent the Anchor Investor exercises the Oversight Right, we shall agree to maintain a Board of Directors having no more than ten members, and the Anchor Investor will have the right to designate or nominate, as applicable, in accordance with the Anchor Designation Right described above, one additional director (two total directors when combined with the Anchor Designation Right) to our Board of Directors (the “Oversight Appointment Right”).

Furthermore, for so long as the Anchor Investor (or funds and/or accounts managed by the Anchor investor) beneficially owns 4.9% or greater, of our outstanding Common Stock, the Anchor Investor will have the option and right (the “Preemptive Right”) to participate in any Equity Issuances by us in an amount necessary to maintain its percentage ownership interest in us. For purposes of Preemptive Right, an “Equity Issuance” means any issuance, sale or placement of our capital stock or any capital stock of any of our subsidiaries, and any issuance, sale or placement of any other of our securities or any the securities of any of our subsidiaries that are convertible or exchangeable into our capital stock or any capital stock of any of our subsidiaries. However, the Preemptive Right will not apply to: (1) any issuance of capital stock (whether directly or pursuant to an exercise of an option) under our current or future equity incentive plans, (2) any issuance as consideration for a bona fide third-party acquisition, (3) any issuance of shares of our Common Stock upon redemption of Operating Partnership units, in each case, pursuant to the Agreement of Limited Partnership of our Operating Partnership, and (4) the exercise and/or conversion, as applicable, of any convertible note, warrant or share of Series B Stock (assuming the terms of these securities are not altered), issued prior to March 19, 2015.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus information that we file with the SEC after the filing of this registration statement and prior to the effectiveness of this registration statement. Additionally, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering, shall be deemed to be incorporated by reference into this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated into this prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 10, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, filed on May 5, 2016 and August 4, 2016, respectively;

•	Current Reports on Form 8-K and/or amended Current Reports on Form 8-K filed on January 11, 2016, January 19, 2016, February 9, 2016, February 17, 2016, March 9, 2016, March 10, 2016, March 14, 2016, March 16, 2016, March 17, 2016, both reports on March 31, 2016, April 12, 2016, both reports on April 19, 2016, April 25, 2016, May 2, 2016, May 3, 2016, May 5, 2016, both reports on May 9, 2016, May 19, 2016, June 6, 2016, June 8, 2016, June 16, 2016, June 21, 2016, July 1, 2016, July 7, 2016, July 15, 2016, July 21, 2016, July 22, 2016, July 25, 2016, July 26, 2016, August 4, 2016, August 8, 2016, August 16, 2016, August 18, 2016 and August 19, 2016;

•	The description of our Series B Stock contained in our Form 8-A, filed on April 23, 2014 (as amended on April 28, 2014); and

•	The description of our Common Stock contained in our Form 8-A, filed on October 23, 2012 (as amended on October 24, 2012).

This prospectus is part of a registration statement we have filed with the SEC on Form S-3 relating to our Common Stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have incorporated by reference certain legal documents that control the terms of our Common Stock offered by this prospectus as exhibits to the registration statement. You may refer to the registration statement and the exhibits for more information about us and the Common Stock. The registration statement and exhibits are also available at the SEC’s Public Reference Room or through its web site.

The section entitled “Where You Can Find More Information About Wheeler Real Estate Investment Trust, Inc.” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:

Robin A. Hanisch

Secretary

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

In addition, such reports and documents may be found on our website at www.WHLR.us . Our website and the information included therein is not a part of this prospectus and not incorporated by reference.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

                 Shares

Series D Cumulative Convertible Preferred Stock

(Liquidation Preference $25.00 per share)

PRELIMINARY PROSPECTUS SUPPLEMENT

Ladenburg Thalmann	BTIG

                    , 2018